B2GOLD CORP.
Consolidated Financial Statements
December 31, 2025 and 2024

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of B2Gold Corp.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of B2Gold Corp. and its subsidiaries (the Company) as of December 31, 2025 and 2024, and the related consolidated statements of operations, of comprehensive income (loss), of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control ‒ Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and its financial performance and its cash flows for the years then ended in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control ‒ Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting on page 24 of the 2025 Management’s Discussion and Analysis. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well

PricewaterhouseCoopers LLP
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“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting and valuation of convertible senior unsecured note

As described in Notes 4 and 12 to the consolidated financial statements, on January 28, 2025, the Company issued convertible senior unsecured notes (”the Notes”) with an aggregate principal amount of $460 million. The Notes were accounted for as a compound financial instrument consisting of a financial liability of $365 million, representing the fair value of the liability component on initial recognition and a conversion option, that was classified as equity, of $95 million, representing the residual amount. The determination of the accounting of the Notes as a compound financial instrument with an equity component and the measurement of the fair value of the liability component at initial recognition required management to make judgments and estimates. Management determined that the conversion feature satisfied the requirements to be recognized as an equity component as the conversion feature would result in a fixed number of shares of its own equity instruments being issued for a fixed amount of consideration taking into consideration potential adjustments to the initial conversion ratio, if the Notes were converted. The fair value of the financial liability component of the Notes was measured as the present value of the contractual principal and interest payments using a discount rate.

The principal considerations for our determination that performing procedures relating to the accounting and valuation of the convertible senior unsecured notes is a critical audit matter are (i) the judgments in determining whether the conversion feature represented a contract that could be settled by the Company delivering a fixed number of its own equity instruments, in exchange for a fixed amount of consideration taking into consideration potential adjustments to the initial conversion ratio (ii) the judgements and estimates made by management to determine the initial fair value of the liability component of the Notes (iii) a high degree of auditor judgement in evaluating the audit evidence for the accounting of the Notes and the significant audit effort due to the subjectivity and judgement to evaluate the audit evidence obtained related to the fair value of the liability component of the Notes; and (iv) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls related to the accounting of the Notes and the fair value of the liability component at initial recognition. These procedures also included, among others, (i) assessing the terms of the Notes including the conversion feature and assessing the judgment in determining whether the conversion feature represented a contract that could be settled by the Company by delivering a fixed number of its own equity instruments in exchange for a fixed amount of consideration taking into consideration potential adjustments to the initial conversion ratio; and (ii) developing, with the assistance of professionals with specialized skilled and knowledge, an independent range of estimates for the fair value of the liability component using independently determined assumptions and comparing the independent range to management’s fair value at initial recognition.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada
February 18, 2026

We have served as the Company’s auditor since 2007.

B2GOLD CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31
(Expressed in thousands of United States dollars, except shares and per share amounts)

	2025	2024

Gold revenue	$3,061,238	$1,902,030

Cost of sales
Production costs (Note 24)	(745,446)	(681,828)
Depreciation and depletion (Note 9)	(440,831)	(367,408)
Royalties and production taxes	(344,178)	(146,599)
Total cost of sales	(1,530,455)	(1,195,835)

Gross profit	1,530,783	706,195

General and administrative	(67,087)	(59,483)
Share-based payments (Note 14)	(24,954)	(24,678)
Non-recoverable input taxes	(14,391)	(13,211)
Foreign exchange losses	(9,745)	(23,692)
Share of net (loss) income of associates (Note 10)	(755)	2,630
Community relations	(12,510)	(2,909)
Write-down of mining interests (Note 9)	(5,118)	(636)
Impairment of long-lived assets (Notes 9)	—	(876,376)
Gain on sale of mining interests (Note 9)	—	56,115
Gain on sale of shares in associate (Note 10)	—	16,822
Other expense (Note 16)	(13,964)	(29,104)
Operating income (loss)	1,382,259	(248,327)

Losses on derivative instruments (Note 17)	(266,794)	(2,837)
Change in fair value of gold stream (Note 18)	(118,364)	(26,825)
Interest and financing expense	(37,702)	(34,848)
Interest income	12,448	20,734
Losses on dilution of associate (Note 10)	—	(8,984)
Other income (expense)	4,952	(8,137)
Income (loss) from operations before taxes	976,799	(309,224)

Current income tax, withholding and other taxes (Note 21)	(694,650)	(319,726)
Deferred income tax recovery (Note 21)	144,550	2,297
Net income (loss)	$426,699	$(626,653)

Attributable to:
Shareholders of the Company	$401,908	$(629,891)
Non-controlling interests (Note 15)	24,791	3,238
Net income (loss)	$426,699	$(626,653)

Earnings (loss) per share (attributable to shareholders of the Company) (Note 14)
Basic	$0.30	$(0.48)
Diluted	$0.28	$(0.48)

Weighted average number of common shares outstanding (in thousands) (Note 14)
Basic	1,325,322	1,308,850
Diluted	1,480,858	1,308,850
See accompanying notes to consolidated financial statements.

B2GOLD CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31
(Expressed in thousands of United States dollars)

	2025	2024

Net income (loss)	$426,699	$(626,653)

Other comprehensive income
Items that will not be subsequently reclassified to net income:
Gains on long-term investments, net of deferred income tax (Note 8)	158,726	22,485
Other comprehensive income	158,726	22,485

Total comprehensive income (loss) for the year	$585,425	$(604,168)

Other comprehensive income attributable to:
Shareholders of the Company	$158,726	$22,485
Non-controlling interests	—	—
	$158,726	$22,485
Total comprehensive income (loss) attributable to:
Shareholders of the Company	$560,634	$(607,406)
Non-controlling interests	24,791	3,238
	$585,425	$(604,168)
See accompanying notes to consolidated financial statements.

B2GOLD CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
(Expressed in thousands of United States dollars)

	2025	2024
Operating activities
Net income (loss)	$426,699	$(626,653)
Mine restoration provisions settled (Note 13)	(3,134)	(2,088)
Non-cash charges, net (Note 22)	805,682	1,289,104
Delivery into prepaid sales (Note 19)	(288,792)	—
Proceeds from prepaid sales (Note 19)	—	500,023
Changes in non-cash working capital (Note 22)	189,886	(155,179)
Changes in long-term inventory	(109,705)	(55,413)
Changes in long-term value added tax receivables	(124,800)	(72,190)
Cash provided by operating activities	895,836	877,604

Financing activities
Proceeds from convertible senior unsecured notes, net of financing costs (Note 12)	445,913	—
Revolving credit facility draw downs, net of financing costs (Note 12)	195,869	445,753
Revolving credit facility repayments (Note 12)	(450,000)	(200,000)
Equipment facility draw downs, net of financing costs (Note 12)	21,463	7,779
Equipment loan facility repayments (Note 12)	(14,003)	(11,042)
Interest and commitment fees paid	(18,447)	(11,648)
Common shares issued in flow-through financing (Note 14)	13,920	10,073
Common shares issued on exercise of stock options (Note 14)	66,083	3,122
Repurchase of common shares (Note 14)	(9,849)	—
Dividends paid (Note 14)	(103,444)	(184,632)
Principal payments on lease arrangements (Note 12)	(22,078)	(6,531)
Distributions to non-controlling interests (Note 15)	(29,914)	(122,869)
Realized loss on derivative instruments (Note 17)	(36,846)	—
Other	(21)	923
Cash provided (used) by financing activities	58,646	(69,072)

Investing activities
Expenditures on mining interests:
Fekola Mine	(222,670)	(257,776)
Masbate Mine	(41,257)	(29,763)
Otjikoto Mine	(24,005)	(28,842)
Goose Mine	(471,453)	(515,391)
Fekola Regional Properties	(20,845)	(16,861)
Gramalote Project	(31,920)	(17,128)
Other exploration (Note 22)	(50,679)	(52,629)
Purchases of long-term investments (Note 8)	(25,850)	(16,576)
Purchase of shares in associate (Note 10)	(4,800)	(9,089)
Purchases of short-term investments (Note 6)	(45,041)	(16,361)
Redemptions of short-term investments (Note 6)	54,949	5,386
Funding of reclamation deposits (Note 11)	(10,915)	(5,797)
Cash proceeds on sale of investment in associate (Note 10)	—	100,302
Cash proceeds on sale of long-term investments (Note 8)	—	92,564
Cash proceeds from sale of mining interest (Note 9)	—	7,500
Other	1,746	(2,840)
Cash used by investing activities	(892,740)	(763,301)

Increase in cash and cash equivalents	61,742	45,231

Effect of exchange rate changes on cash and cash equivalents	(18,289)	(15,155)
Cash and cash equivalents, beginning of year	336,971	306,895
Cash and cash equivalents, end of year	$380,424	$336,971

Supplementary cash flow information (Note 22)
See accompanying notes to consolidated financial statements.

B2GOLD CORP.
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars)

	As at	As at
	December 31,	December 31,
	2025	2024
Assets
Current
Cash and cash equivalents	$380,424	$336,971
Receivables, prepaids and other (Note 6)	58,293	41,059
Value-added and other tax receivables	63,732	46,173
Inventories (Note 7)	627,225	477,586
	1,129,674	901,789

Long-term investments (Note 8)	286,066	76,717
Long-term value-added tax receivables	276,035	244,147
Mining interests (Note 9)	3,760,337	3,291,435
Investment in associates (Note 10)	98,183	91,417
Long-term inventories (Note 7)	177,595	134,529
Other assets (Note 11)	74,986	73,964
Deferred income taxes (Note 21)	76,440	—
	$5,879,316	$4,813,998
Liabilities
Current
Accounts payable and accrued liabilities	$174,802	$156,352
Current income and other taxes payable	267,073	103,557
Current portion of prepaid gold sales (Note 19)	285,458	272,781
Current portion of long-term debt (Note 12)	33,870	16,419
Current portion of derivative instruments (Note 17)	237,308	1,606
Current portion of gold stream obligation (Note 18)	24,500	6,900
Current portion of mine restoration provisions (Note 13)	18,114	7,170
Other current liabilities	20,131	15,902
	1,061,256	580,687

Prepaid gold sales (Note 19)	—	265,329
Long-term debt (Note 12)	564,440	421,464
Gold stream obligation (Note 18)	258,231	159,525
Mine restoration provisions (Note 13)	151,293	140,541
Deferred income taxes (Note 21)	151,343	169,738
Employee benefits obligation	25,103	18,410
Other long-term liabilities	26,134	22,607
	2,237,800	1,778,301
Equity
Shareholders’ equity
Share capital (Note 14)	3,607,005	3,510,271
Contributed surplus	151,218	91,184
Accumulated other comprehensive income (loss)	55,955	(102,771)
Retained deficit	(220,613)	(515,619)
	3,593,565	2,983,065
Non-controlling interests (Note 15)	47,951	52,632
	3,641,516	3,035,697
	$5,879,316	$4,813,998
Commitments (Note 26)

Approved by the Board	"Clive T. Johnson"	Director	"Mary-Lynn Oke"	Director
See accompanying notes to consolidated financial statements.

B2GOLD CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31
(Expressed in thousands of United States dollars)

	2025
	Shares (‘000’s)	Share capital	Contributed surplus	Accumulated other comprehensive income (loss)	Retained deficit	Non- controlling interests	Total equity

Balance at December 31, 2024	1,318,041	$3,510,271	$91,184	$(102,771)	$(515,619)	$52,632	$3,035,697

Net income	—	—	—	—	401,908	24,791	426,699
Dividends (Note 14)	656	2,515	736	—	(106,902)	—	(103,651)
Portion of convertible senior unsecured notes allocated to equity, net of deferred income tax (Note 12)	—	—	67,437	—	—	—	67,437
Gain on investments, net of deferred income tax (Note 8)	—	—	—	158,726	—	—	158,726
Shares issued in flow-through financing (Note 14)	2,385	9,903	—	—	—	—	9,903
Shares issued on exercise of stock options (Note 14)	19,638	66,082	—	—	—	—	66,082
Shares issued on vesting of RSUs (Note 14)	2,223	7,359	(7,359)	—	—	—	—
Shares purchased and cancelled under Normal Course Issuer Bid (Note 14)	(2,321)	(9,849)	—	—	—	—	(9,849)
Transactions with non-controlling interests (Note 15)	—	—	—	—	—	(29,472)	(29,472)
Share-based payments (Note 14)	—	—	19,944	—	—	—	19,944
Transfer to share capital on exercise of stock options	—	20,724	(20,724)	—	—	—	—

Balance at December 31, 2025	1,340,622	$3,607,005	$151,218	$55,955	$(220,613)	$47,951	$3,641,516

	2024
	Shares (‘000’s)	Share capital	Contributed surplus	Accumulated other comprehensive loss	Retained (deficit) earnings	Non- controlling interests	Total equity

Balance at December 31, 2023	1,302,396	$3,454,811	$84,970	$(125,256)	$395,854	$99,596	$3,909,975
Net loss	—	—	—	—	(629,891)	3,238	(626,653)
Dividends (Note 14)	9,140	24,566	1,141	—	(210,700)	—	(184,993)
Gain on investments, net of deferred income tax (Note 8)	—	—	—	22,485	—	—	22,485
Shares issued in flow-through financing (Note 14)	2,700	7,058	—	—	—	—	7,058
Shares issued on exercise of stock options (Note 14)	1,247	3,122	—	—	—	—	3,122
Shares issued on vesting of RSUs (Note 14)	1,614	6,839	(6,839)	—	—	—	—
Shares issued on vesting of PSUs (Note 14)	944	7,604	(7,604)	—	—	—	—
Shares issued from incentive trust (Note 14)	—	24	—	—	—	—	24
Transactions with non-controlling interests (Note 15)	—	—	—	—	(70,882)	(50,202)	(121,084)
Share-based payments (Note 14)	—	—	25,763	—	—	—	25,763
Transfer to share capital on exercise of stock options and incentive trust shares	—	6,247	(6,247)	—	—	—	—

Balance at December 31, 2024	1,318,041	$3,510,271	$91,184	$(102,771)	$(515,619)	$52,632	$3,035,697
See accompanying notes to consolidated financial statements.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

1Nature of operations

B2Gold Corp. (“B2Gold” or the “Company”) is a Vancouver-based gold producer with four operating mines: the Fekola Mine in Mali, the Masbate Mine in the Philippines, the Otjikoto Mine in Namibia, and the Goose Mine in Canada. The Company determined that the Goose Mine achieved commercial production on October 2, 2025. The Company also owns the Gramalote Project in Colombia. The Company holds an approximately 33% interest in Versamet Royalties Corporation ("Versamet") and a portfolio of evaluation and exploration assets in a number of countries including Mali, Canada and Finland.

B2Gold is a public company listed on the Toronto Stock Exchange under the symbol “BTO”, the NYSE American LLC exchange under the symbol “BTG” and the Namibian Stock Exchange under the symbol “B2G”. B2Gold’s head office is located at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

2Basis of preparation

These consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS”). These consolidated financial statements were authorized for issue by the Board of Directors on February 18, 2026.

3Recent accounting pronouncements

Pronouncements issued but not yet effective

Amendments to IFRS 9, Financial instruments, and IFRS 7, Financial instruments: Disclosures

In May 2024, the IASB issued amendments to update the classification and measurement requirements in IFRS 9 and related disclosure requirements in IFRS 7 as follows:
•Clarified the recognition and derecognition date of certain financial assets and liabilities and amended the requirements related to settling financial liabilities using an electronic payment system. For a financial liability settled in cash using an electronic payment system, the amendments permit an entity to deem the financial liability to be discharged before the settlement date provided certain criteria are met.
•Clarified how to assess the contractual cash flow characteristics of financial assets in determining whether they meet the solely payments of principal and interest criteria.
•New disclosures for certain instruments with contractual terms that can change cash flows (including instruments with features linked to environmental, social and corporate governance targets).
•Additional disclosure requirements for financial instruments with contingent features that do not relate directly to basic lending risks and costs.
•Amended disclosures relating to equity instruments designated at fair value through other comprehensive income.

These amendments are effective for annual reporting periods beginning on or after January 1, 2026, with early application permitted for certain provisions. The Company may elect to apply the accounting policy choice permitted by the amendments to determine the settlement date for electronic payments based on the date preceding actual settlement. The Company has not yet adopted the amendments but does not expect the amendments to have a significant impact on the Consolidated Financial Statements.

IFRS 18, Presentation and disclosure in financial statements

In April 2024, the IASB issued IFRS 18, Presentation and disclosure in financial statements ("IFRS 18"), which replaces IAS 1, Presentation of financial statements. IFRS 18 introduces an updated structure for the income statement by requiring income and expenses to be presented in three defined categories (operating, investing and financing), and by specifying certain defined totals and subtotals. Where company-specific measures related to income statement disclosure are provided ("management-defined performance measures"), such as certain non-GAAP measures, IFRS 18 requires additional disclosure around those management-defined performance measures in the notes to the financial statements. IFRS 18 provides additional guidance on principles of aggregation and disaggregation which apply to the primary financial statements and the notes to the financial statements. IFRS 18 does not affect the recognition and measurement of items in the financial statements, nor does it affect which items are classified as other comprehensive income and how these items are classified.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

The standard is effective for reporting periods beginning on or after January 1, 2027, including for interim financial statements. Retrospective application is required and early adoption is permitted. The Company has begun assessing the impact of IFRS 18 to its consolidated financial statements, particularly with respect to the structure of the Consolidated Statement of Operations, the Consolidated Statement of Cash Flows and additional disclosures required for management-defined performance measures in the notes to the financial statements. This project is expected to continue throughout 2026. The Company is also still assessing the impact of the new standard on the presentation and disaggregation of line items in the Consolidated Financial Statements.

4Summary of material accounting policies

The material accounting policies used in the preparation of these financial statements are as follows:

Principles of consolidation

The financial statements of the Company consolidate the accounts of B2Gold and its subsidiaries. All intercompany transactions, balances, and unrealized gains and losses from intercompany transactions are eliminated on consolidation.

The Company’s most significant wholly-owned and partially owned subsidiaries are presented below:

		% interest
-	Fekola SA (“Fekola Mine”)	80
-	B2Gold Namibia (Pty) Ltd. (“Otjikoto Mine”)	90
-	Philippines Gold Processing & Refining Corporation (“Masbate Mine”)	100
-	Filminera Resources Corporation ("Masbate Mine")	40
-	B2Gold Back River Corp ("Goose Mine")	100
-	Gramalote Limited ("Gramalote Project")	100

Subsidiaries are entities controlled by the Company. Control exists when the Company has power over an investee, when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. Subsidiaries are fully consolidated from the date on which control is obtained by B2Gold and are de-consolidated from the date that control ceases.

The Company holds its interest in the Masbate Gold Project (which operates the Masbate Mine) through two indirectly-owned subsidiaries. B2Gold has a 100% interest in Philippines Gold Processing & Refining Corporation (“PGPRC”) and a 40% interest in Filminera Resources Corporation (“FRC”). The remaining 60% interest in FRC is held by a Philippines-registered company that is owned by a Philippine shareholder. The Company consolidates the Masbate Gold Project as a result of its ownership interests and the contractual relationship between the entities. FRC owns the majority of the Masbate Gold Project tenements. PGPRC owns the process plant and is responsible for the sale of all gold. PGPRC and FRC have a contractual relationship, which includes PGPRC purchasing all of the ore production from FRC at a price equal to the cost for the ore plus a predetermined margin. For accounting purposes, this contractual relationship gives the Company control to consolidate FRC.

The Company's interest in Versamet is accounted for as investment in associates (Note 10). The Company does not control Versamet but does exert significant influence over their operations. The Company accounts for its interest in Versamet using the equity method.

Investments in joint arrangements and associates

A joint arrangement is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. An associate is an investment over which the Company exercises significant influence, but not control or joint control, over the financial and operating policies and normally owns between 20% and 50% of the voting equity.

A joint arrangement is classified as a joint operation or joint venture. The parties to a joint operation have the rights to the underlying assets and are exposed to the underlying liabilities of the joint arrangement. The Company accounts for investment in joint operations by recognizing its share of the operations underlying assets, liabilities, revenues and expenses. The parties to a joint venture have an interest in the underlying net assets of the joint arrangement. Investments in joint ventures are also accounted for using the equity method.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Investments in associates are accounted for using the equity method. The equity method involves recording the initial investment at cost. Additional funding into an investee is recorded as an increase in the carrying value of the investment. The carrying amount is adjusted by the Company’s share of post-acquisition net income or loss, dilution gains or losses (resulting from changes in ownership interest), depreciation or amortization. The carrying value of equity-accounted investments is reviewed when indicators arise and if any impairment or impairment reversal has occurred, it is recognised in the period in which the impairment arose.

Business combinations

A business combination requires that the assets acquired and liabilities assumed constitute a business. A business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing goods or services to customers, generating investment income (such as dividends or interest) or generating other income from ordinary activities. A business consists of inputs and processes applied to those inputs that have the ability to create outputs. Although businesses usually have outputs, outputs are not required for an integrated set to qualify as a business as the Company considers other factors to determine whether the set of activities or assets is a business.

The Company has an option to apply a ‘concentration test’ to assess whether an acquired set of activities and assets are not a business. If substantially all of the fair value of the gross assets acquired is concentrated in a single, identifiable asset or group of similar identifiable assets, the concentration test is met, and the transaction is accounted for as an asset acquisition. In such cases, the acquirer identifies and recognizes the individual identifiable assets acquired and liabilities assumed. The cost of the net assets is allocated to the individual identifiable assets and liabilities on the basis of their relative fair values at the date of purchase. Such a transaction or event will not give rise to goodwill. Acquisition-related costs in an asset acquisition are recognized as part of the cost of the assets acquired.

Business combinations are accounted for using the acquisition method whereby acquired assets and liabilities are recorded at fair value as of the date of acquisition with the excess of the purchase consideration over such fair value being recorded as goodwill. Non-controlling interests in an acquisition may be measured at either fair value or at the non-controlling interest’s proportionate share of the fair value of the acquiree’s net identifiable assets.

The excess of (i) total consideration transferred by the Company, measured at fair value, including contingent consideration, and (ii) the non-controlling interests in the acquiree, over the acquisition-date fair value of the net of the assets acquired and liabilities assumed, is recorded as goodwill. If the fair value attributable to the Company’s share of the identifiable net assets exceeds the cost of acquisition, the difference is recognized as a gain in the Consolidated Statement of Operations.

Should the consideration be contingent on future events, the cost of the acquisition recorded includes management’s best estimate of the fair value of the contingent amounts expected to be payable. Provisional fair values allocated at the reporting date are finalized within one year of the acquisition date with retroactive restatement to the acquisition date as required.

Transaction costs, other than those associated with the issue of debt or equity securities, which the Company incurs in connection with a business combination, are expensed as incurred.

Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the group's entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in United States dollars, which is the Company’s presentation currency. The Company’s mining operations operate within an economic environment where the functional currency is the United States dollar. References to "$" or "US$" are to United States dollars, while references to "Cdn. $" are to Canadian dollars.

Transactions and balances

Transactions denominated in foreign currencies are translated into the United States dollar as follows:
•Monetary assets and liabilities are translated at the rates of exchange at the Consolidated Balance Sheet date;

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

•Non-monetary assets and liabilities are translated at historical exchange rates prevailing at each transaction date;
•Revenue and expenses are translated at the exchange rate at the date of the transaction, except depreciation, depletion and amortization, which are translated at historical exchange rates, and share-based compensation expense, which is translated at the rates of exchange applicable at the date of grant of the share-based compensation; and
•Exchange gains and losses on translation are included in earnings. When the gain or loss on certain non-monetary items, such as long-term investments classified as fair value through other comprehensive income (“OCI”) is recognized in OCI, the translation differences are also recognized in OCI.

Group companies

For any subsidiaries or joint ventures whose functional currency differs from the United States dollar, balances and transactions are translated into the United States dollar as follows:

•Assets and liabilities are translated at the rates of exchange at the Consolidated Balance Sheet date;
•Revenue and expenses are translated at average exchange rates throughout the reporting period or at rates that approximate the actual exchange rates; items such as depreciation are translated at the monthly average exchange rate; and
•Exchange gains and losses on translation are included in OCI.

The exchange gains and losses are recognized in earnings upon the substantial disposition, liquidation or closure of the entity that gave rise to such amounts.

Financial instruments

The Company recognizes financial assets and liabilities on the Consolidated Balance Sheet when the Company becomes party to the contractual provisions of the instrument.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held with banks, and other short-term highly liquid investments with original maturities of three months or less. For an investment to qualify as a cash equivalent it must be readily convertible to a known amount of cash and be subject to an insignificant risk of changes in value. Cash and cash equivalents are classified as financial assets and subsequently measured at amortized cost.

Receivables, accounts payable and accrued liabilities

Receivables, accounts payable and accrued liabilities are non-interest bearing. Receivable are classified as financial assets and accounts payable and accrued liabilities are classified as financial liabilities. They are initially measured at fair value and subsequently recorded at amortized cost, which approximates fair value due to the short term to maturity. Receivable are net of expected credit losses.

Long-term investments

Equity investments in entities that are not subsidiaries, joint ventures or investments in associates are classified as fair value through profit and loss ("FVTPL") unless they are irrevocably designated, on an individual basis, as fair value through other comprehensive income ("FVOCI"). These investments are measured at fair value on acquisition and at each reporting date. Any unrealized holding gains and losses related to long-term investments designated as FVOCI are excluded from net earnings and are included in OCI. Upon disposal, any accumulated gains and losses remain in equity.

Lease liabilities

Lease liabilities are interest bearing and are initially measured at the present value of future payments and subsequently recorded at amortized cost.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Debt

The Company initially recognizes all financial liabilities at fair value and classifies them as subsequently measured at either FVTPL or amortized cost, as appropriate. For debt subsequently measured at amortized cost, the effective interest rate method is used. Debt classified as FVTPL is measured at fair value on each financial period-end date with gains and losses flowing through the Consolidated Statement of Operations. For debt that is optionally classified as FVTPL, the part of the fair value change related to the Company’s own credit risk is recorded in OCI rather than the Consolidated Statement of Operations.

Components of compound financial instruments are separately classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. The financial liability is initially recognized at fair value, net of an allocation of issuance costs, and is subsequently measured at amortized cost. The equity component is initially measured based on the residual amount, net of an allocation of issuance costs, and is not subsequently remeasured.

Derivative instruments

Derivative instruments, including embedded derivatives, are recorded at FVTPL and accordingly recorded at fair value on the Consolidated Balance Sheet with changes in the fair value being recognized as gains or losses in the Consolidated Statement of Operations. Fair values for derivative instruments are determined using valuation techniques, using assumptions based on market conditions existing at the balance sheet date.

Impairment of financial assets held at amortized cost

At each reporting date, the Company measures the loss allowance for financial assets held at amortized cost at an amount equal to the lifetime expected credit losses if the credit risk on the financial assets has increased significantly since initial recognition. If at the reporting date, the credit risk on the financial assets has not increased significantly since initial recognition, the Company measures the loss allowances for the financial assets at an amount equal to twelve month expected credit losses.

Derecognition of financial assets

Financial assets are derecognized when the investments mature or are sold, and substantially all the risks and rewards of ownership have been transferred. Gains and losses on derecognition of financial assets classified as FVTPL or amortized cost are recognized within other non-operating income. Accumulated gains or losses on financial assets classified as FVOCI remain within accumulated other comprehensive income.

Inventories

Gold and silver bullion, in-process and stockpile inventories are recorded at the lower of average cost and net realizable value. The cost of finished goods and work-in-progress comprises raw materials, direct labour, and other direct costs, as well as stripping in the production stage and related production overheads (based on normal operating capacity) including applicable depreciation on property, plant and equipment. Net realizable value is the estimated selling price less applicable selling expenses and cost to complete.

Silver production is considered a by-product at all the Company's mines. As a result, silver inventory is measured at its fair market value with an offsetting credit to production cost.

When inventories have been written down to net realizable value, a new assessment of net realizable value is made in each subsequent period. If the circumstances that caused the write down no longer exist, the amount of the write down on inventory not yet sold is reversed.

Materials and supplies inventories are valued at the lower of average cost and net realizable value. Cost includes acquisition, freight and other directly attributable costs.

Mining interests

Mining interests include mineral properties, buildings, plant and equipment, construction-in-progress (including mine development costs), deferred stripping, underground development, exploration and evaluation assets, capitalized borrowing costs, and impairment.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Mineral properties

Mineral properties (including mine development costs) are stated at cost less accumulated depreciation and impairment losses. When production commences, these costs are amortized using the units-of-production ("UOP") method, based on the estimated recoverable ounces.

Capitalization of mine development costs to construction-in-progress ceases when the mine is capable of operating in the manner intended by management. The Company applies judgement in its assessment of when a mine is capable of operating in the manner intended by management, which takes account of the design of the mine and the nature of the initial commissioning phase of the mine.

For ounces sold during the commissioning phase, the proceeds from the sale are recognized as revenue and the cost of the ounces produced as a production cost in the, in the Consolidated Statement of Operations.

Non-recoverable costs for projects determined not to be commercially feasible are expensed in the period in which the determination is made or when the carrying value of the project is determined to be impaired.

Deferred stripping

Deferred stripping costs are included as a component of mineral property costs. Stripping costs incurred during the production phase of a mine are considered production costs and are included in the cost of inventory produced during the period in which stripping costs are incurred, unless the stripping activity can be shown to be a betterment of the mineral property. Betterment occurs when stripping activity increases future output of the mine by providing access to additional reserves. Stripping costs incurred to provide access to the ore body for extraction are capitalized as mineral property costs and are amortized on a UOP basis over the reserves and resources to which they relate.

Underground mine development costs

Underground development costs are included as a component of mineral property costs. Underground development costs incurred to build new shafts, drifts and ramps to provide access to underground ore. Underground development costs are capitalized as incurred and are amortized on a UOP basis over the reserves and resources to which they relate or on a straight-line basis over the life of the underground mine.

Construction-in-progress

Qualifying assets in the course of construction are capitalized as construction-in-process until the asset is substantially complete and ready for its intended use, at which time, it is transferred to the appropriate category of mineral property or buildings, plant and equipment and depreciation commences.

Buildings, plant and equipment

Buildings, plant and equipment are recorded at cost. Repairs and maintenance expenditures are charged to operating costs; major improvements and replacements which extend the useful life of an asset are capitalized to the cost of the asset. Buildings, plant and equipment are amortized over the life of the mine using the UOP method based on the recoverable ounces from the estimated proven and probable reserves and a portion of the measured and indicated resources that are reasonably expected to be converted to proven and probable reserves. Mobile equipment, tailings dams and other equipment are depreciated on a straight-line basis over two to nine years as appropriate, net of residual value. The Company allocates the amount initially recognized in respect of an item of buildings, plant and equipment to its significant components and depreciates separately each component part. Residual values, method of amortization and useful lives of the assets are reviewed annually and adjusted if appropriate.

Exploration and evaluation assets

The Company defers the cost of acquiring, maintaining its interest in, exploring and evaluating a mineral property as exploration and evaluation until a decision to construct, abandon or sell the property is made. Once the technical feasibility and commercial viability of the extraction of mineral reserves or resources from a particular mineral property has been determined, exploration and evaluation expenditures are reclassified to “mineral property costs”. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value. Exploration costs that do not relate to any specific property are expensed as incurred.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

The establishment of technical feasibility and commercial viability of a mineral property is assessed based on a combination of factors, such as but not limited to:

•The extent to which mineral reserves or mineral resources have been identified through a feasibility study or similar level document;
•The results of optimization studies and further technical evaluation carried out to mitigate project risks identified in the feasibility study;
•The status of environmental permits; and
•The status of mining leases or permits.

In addition, commercial viability is deemed to be achieved when the Company determines that the project will provide a satisfactory return relative to its perceived risks. Ore reserves and resources may be declared for an undeveloped mining project before its commercial viability has been fully determined. Evaluation costs may continue to be capitalized during the period between declaration of reserves and approval to mine as further work is undertaken in order to refine the development case to maximize the project’s returns.

Borrowing costs

Borrowing costs attributable to the construction of qualifying assets, which take a substantial period of time to make ready for their intended use, are added to the cost of the assets until such time as the assets are substantially complete and ready for their intended use. The amount of borrowing costs capitalized cannot exceed the actual amount of borrowing costs incurred in a period. All other borrowing costs are expensed in the period in which they are incurred.

Impairment and reversals of impairment

The carrying amounts of long-lived assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. If there are indicators of impairment, the recoverable amount of the asset is estimated in order to determine the extent of the impairment. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount and is recorded as an expense in the Consolidated Statement of Operations.

The recoverable amount is the higher of an asset’s “fair value less costs of disposal” ("FVLCD") and “value-in-use”. Where the asset does not generate cash flows that are independent from other assets, the recoverable amount of the cash-generating unit ("CGU") to which the asset belongs is determined. FVLCD is determined as the amount that would be obtained from the sale of the asset less costs of disposal in an arm’s length transaction between knowledgeable and willing parties. For mining assets this would generally be determined based on the present value of the estimated future cash flows arising from the continued development, use or eventual disposal of the asset. In assessing these cash flows and discounting them to the present value, assumptions used are those that an independent market participant would consider appropriate. In assessing “value-in-use”, the estimated future cash flows expected to arise from the continuing use of the assets in their present form and from their disposal are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the asset.

Impairment losses are evaluated for potential reversals when events or circumstances warrant such consideration. Where an impairment loss is subsequently reversed, the amount of such reversal is limited such that the revised carrying amount of the asset or CGU does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in the prior years. A reversal of an impairment loss is recognized into earnings immediately.

Leases

At the inception of a contract, to determine if it contains a lease, the Company assesses whether it conveys the right to control and obtain substantially all of the economic benefits of an identified asset, for a period of time, in exchange for consideration. Where a contract contains a lease, the Company recognizes a right-of-use asset and a lease liability at the commencement date of the lease.

The right-of-use asset is measured at cost less any accumulated depreciation and impairment losses and may be adjusted for any remeasurement of the lease liability. Cost is the amount of the initial lease liability plus any initial direct costs incurred and any lease payments made at or before the commencement date less any incentives received.

The right-of-use assets are included in the cost of property, plant and equipment for the associated mining interest on the Consolidated Balance Sheet. They are depreciated, in accordance with the Company's existing accounting policy, over the shorter of the lease term or the life of the asset.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

The lease liability is initially measured at the present value of future lease payments discounted at the interest rate implicit in the contract. If the implicit rate cannot be determined, the incremental borrowing rate over a similar term and with similar security for the funds necessary to obtain an asset of similar value in a similar economic environment is used. The lease payments include fixed payments less any incentives receivable, variable lease payments that depend on an index or rate and amounts expected to be paid under residual value guarantees. Where the lease contains an extension or purchase option, the costs associated with the option are included if it is reasonably expected to be exercised by the Company.

Thereafter, the amount of the lease liability is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of the lease liability is remeasured to reflect any modifications to the contract terms. Lease liabilities are presented as a component of debt on the Consolidated Balance Sheet.

The Company has elected not to recognize right-of-use assets and lease liabilities for contracts that have a lease term of 12 months or less or are for the use of low value assets. These contracts are recognized as an expense in the Consolidated Statement of Operations in the period the cost is incurred. In addition, for certain asset classes, the Company has elected to treat both lease and non-lease components as a single lease component for the purposes of applying IFRS 16, Leases.

Mine restoration provisions

Future obligations to retire an asset including dismantling, removal from site where required, remediation, on-going treatment, monitoring and other site closure activities are initially recognized and recorded as a liability based on estimated future cash flows discounted at a risk free rate. The measurement determination is based on estimated future cash flows, the current risk-free discount rate, and an estimated inflation factor. The value of restoration provisions is adjusted at each reporting period for changes to factors including the expected amount of cash flows required to discharge the liability, the timing of such cash flows and the risk-free interest rate. The liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. The liability is accreted to full value over time through periodic charges to earnings. This unwinding of the discount is expensed in the Consolidated Statement of Operations. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

Share capital

Equity instruments issued by the Company are recorded at the amount of proceeds received, net of any directly attributable transaction costs. When the Company repurchases its own equity instruments, the consideration paid is recognized directly as a deduction from equity. Transactions involving the Company’s own equity instruments, whether purchases, sales, or cancellations, do not result in gains or losses being recognized in profit or loss. Similarly, no gain or loss is recognized on the issuance of the Company’s own equity instruments, except when equity instruments are issued to settle an existing liability.

Share-based payments

The cost of stock options and other equity-settled share-based payment arrangements, including restricted share units and performance share units, is recorded based on the estimated fair-value at the grant date and charged to earnings over the vesting period.

The Company grants stock options to certain employees and directors. Each tranche is considered a separate award with its own vesting period and grant date fair value. The fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period by a charge to earnings, with a corresponding increase to contributed surplus based on the number of awards expected to vest. The number of awards expected to vest is reviewed at least annually, with any impact being recognized immediately.

The Company grants performance share units to certain officers and employees. Each tranche is considered a separate award with its own vesting period and grant date fair value. The portion of performance share units related to market conditions are recorded at fair value at the date of grant using a risk neutral Monte Carlo simulation based on a correlated Geometric Brownian Motion and the portion related to non-market vesting conditions are recorded at the market value of the shares at the date of grant. Compensation expense is recognized over the tranche’s vesting period by a charge to earnings, with a corresponding increase to contributed surplus based on the number of awards expected to vest for non-market vesting conditions. Non-market vesting conditions are reviewed at least annually, with any impact being recognized immediately.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

The Company grants restricted share units to directors, certain officers and employees. Each tranche is considered a separate award with its own vesting period and grant date fair value. The fair value of each tranche is measured at issuance date based on the fair value using the market value of the underlying shares on the date of issuance. Compensation expense is recognized over the tranche’s vesting period by a charge to earnings, with a corresponding increase to contributed surplus.

Cash settled share-based payment arrangements, including deferred share units and restricted phantom units are measured at fair value using the market value of the underlying shares on the date of issuance. The liability is then remeasured at market value on each reporting date until settlement with any gains or losses flowing through share-based payments expense.

Current and deferred income taxes

Income tax comprises current and deferred tax. Income tax is recognized in the Consolidated Statement of Operations except to the extent that it relates to items recognized directly in equity, in which case the income tax is also recognized directly in equity. Taxes on income in interim periods are recorded using the tax rate that would be applicable to expected annual profit.

Current tax is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted, at the end of the reporting period.

Payments to governments arising due to specific legislation or separate negotiation with the local authorities in the countries the Company operates are assessed to determine whether they are in the scope of IAS 12, Income taxes. Those that are based on measures of profit earned are assessed to be in scope of IAS 12, while those calculated on sales or production are recorded as an operating expense.

For the Fekola Mine, income taxes in Mali are assessed on a mine-specific basis determined by the respective Mining Code and Convention. As the profit measure used to calculate State of Mali’s preferred share interest is determined to be revenue less costs as defined by the relevant legislation, which is the 2012 Mining Code, the 2023 Mining code and the Fekola Mining Convention, this arrangement is determined to be a tax on income and not an operating cost or profit sharing interest and, therefore, in the scope of IAS 12.

The Company uses judgment in determining whether payments arising due to specific legislation or separate negotiation with the relevant authorities are in scope of IAS 12.

Deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred income tax is determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the balance sheet date and are expected to apply when the deferred tax asset or liability is reversed. Deferred tax assets are recognized to the extent that it is probable that the assets can be recovered.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except, in the case of subsidiaries, where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future. As an exception, deferred tax assets and liabilities are not recognized if the temporary differences arise from the initial recognition of goodwill, or an asset or liability in a transaction (other than in a business combination) that affects neither accounting profit nor taxable profit.

Deferred income tax assets and liabilities are presented as non-current.

Revenue

Gold revenue is recognized when it is probable that the economic benefits will flow to the Company, delivery has occurred, the sales price is reasonably determinable and collectability is reasonably assured. These criteria are generally met at the time the product is delivered to the customer and, depending on the delivery conditions, title and the risks and rewards of ownership have passed to the customer and acceptance of the product, when contractually required, has been obtained. Gold revenue is measured based on the price specified in the sales contract at the time of the sale.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Prepaid gold sales are recognized as deferred revenue on the Consolidated Balance Sheet and recognized as revenue in the Consolidated Statement of Operations when control transfers to the customer upon delivery of gold. The contract price is considered to contain a significant financing component given the long-term nature of the upfront payment and the period of time between the receipt of the upfront cash and the transfer of control of the product. This will result in recognition of an interest charge on the upfront amount that increases the future revenue to be recognized.

Earnings per share

Basic earnings per share is calculated by dividing the net income for the year attributable to shareholders of the Company by the weighted average number of common shares outstanding during the year.

Diluted earnings per share reflects the potential dilution from common share equivalents on the weighted average number of common shares outstanding during the year if the resulting shares would be dilutive. For stock options, the potential dilutive impact is calculated using the treasury share method whereby all “in-the-money” options are assumed to have been exercised at the beginning of the year and the proceeds from the exercise are assumed to have been used to purchase common shares at the average market price during the period.

5Significant accounting judgements and estimates

The preparation of these financial statements in conformity with IFRS requires judgements and estimates that affect the amounts reported. Those judgements and estimates concerning the future may differ from actual results. The following are the areas of accounting policy judgement and accounting estimates applied by management that most significantly affect the Company’s financial statements, including those areas of estimation uncertainty that could result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Areas of judgement

Assessment of impairment and reversal of impairment indicators for long-lived assets

The Company applies significant judgement in assessing whether there are indicators of impairment, or the reversal of previously recorded impairment, present that give rise to the requirement to conduct an impairment test. Internal and external factors such as significant changes in the use of an asset, legal and permitting factors, future gold prices, operating and capital cost forecasts, quantities of mineral reserves and resources, and movements in market interest rates are used by the Company in determining whether there are any indicators of impairment or reversal of impairment.

During the year ended December 31, 2024, the Company identified indicators of impairment on the Fekola Complex CGU, consisting of the Fekola Mine and Fekola Regional Properties, and the Goose Mine CGU. As a result, these assets were tested for impairment (Note 9).

During the year ended December 31, 2025, the Company performed an assessment of impairment indicators, as well as indicators for reversal of previously recorded impairment losses. Where a CGUs had been previously impaired, the Company considered whether the impairment losses no longer exist or might have decreased. This assessment considered general and specific factors and concluded that, although the current spot price of gold has increased from the time that impairment losses had been recognized, taking into consideration specific circumstances of each asset, there is no indicator that the impairment reversed. For the Fekola Complex CGU, the delay in steps necessary to produce gold from the Fekola Regional permits, including receipt of the mining permit, creates uncertainty as to the extent to which the Company may realize the full benefit of any increases in the long-term gold price. For the Goose Mine, the Company determined that the mine had achieved commercial production on October 2, 2025. However, an engineering study, and associated procurement and logistics plan, is required to implement modifications to the crushing circuit before the Goose Mine can continue to ramp-up and ultimately operate at its name-plate capacity, as intended.

Uncertain tax positions

The Company’s operations involve the application of complex tax regulations in multiple international jurisdictions. Determining the tax treatment of a transaction requires the Company to apply judgement in its interpretation of the applicable tax law. These positions are not final until accepted by the relevant tax authority. The tax treatment may change based on the result of assessments or audits by the tax authorities often years after the initial filing.

The Company recognizes and records potential liabilities for uncertain tax positions based on its assessment of the amount, or range of amounts, of tax that will be due. The Company adjusts these accruals as new information becomes available.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Due to the complexity and uncertainty associated with certain tax treatments, the ultimate resolution could result in a payment that is materially different from the Company’s current estimate of the tax liabilities.

Capitalization of exploration and evaluation expenditures

The application of the Company’s accounting policy for capitalization of exploration and evaluation expenditures requires judgement in determining whether the future economic benefit is likely, either through future exploitation or sale, where properties have not reached a stage which permits a reasonable assessment of the existence of reserves. The deferral policy requires management to make certain judgements about future events or circumstances, in particular whether an economically viable mine can be established. Judgement is applied in the determination of whether any impairment indicators exist at each reporting date giving consideration to factors including mining title expiration dates, budgeted expenditures, discontinuation of activities in any area, and evaluation of any data which would indicate that the carrying amount of exploration and evaluation assets is not recoverable. If new information becomes available suggesting that the recovery of the carrying amount of exploration and evaluation assets is unlikely, the amount capitalized is written off in the Consolidated Statement of Operations in the period when the new information becomes available.

Determination of control or significant influence over investees

The assessment of whether the Company has a significant influence or control over an investee requires the application of judgement when assessing factors that could give rise to a significant influence or control. Factors evaluated when making a judgement of control or significant influence over an investee include, but are not limited to, ownership percentage, representation on the board of directors, participation in the policy-making process, material transactions and contractual arrangements between the Company and the investee, interchange of managerial personnel, provision of essential technical information and potential voting rights. In evaluating these factors, the Company determines the level of influence over the investee the Company has. Changes in the Company's assessment of the factors used in determining if control or significant influence exists over an investee would impact the accounting treatment of the investment in the investee.

Sources of estimation uncertainty

Fair value of financial instruments

The fair value of financial instruments that are not traded in an active market are determined using valuation techniques. In determining the fair value of the gold stream obligation (Note 18), the Company makes significant assumptions that are based on the underlying models and the market conditions existing at both initial recognition and the end of each reporting period.

Mineral reserve and resource estimates

Mineral reserves are estimates of the amount of ore that can be economically and legally extracted from the Company’s mining properties. The Company estimates its mineral reserves and mineral resources based on information compiled by appropriately qualified persons relating to the geological data on the size, depth and shape of the ore body, and requires complex geological assessments to interpret the data. The estimation of recoverable mineral reserves and mineral resources is based upon factors such as estimates of foreign exchange rates, commodity prices, future capital requirements, metallurgical recoveries, permitting and production costs along with geological assumptions made in estimating the size, and grade of the ore body. Changes in the mineral reserve or mineral resource estimates may impact the carrying value of mining interests, mine restoration provisions, the gold stream obligation, recognition of deferred tax assets, depreciation and amortization charges and royalty obligations.

Impairment of long-lived assets

Long-lived assets are tested for impairment, or reversal of a previous impairment, if there is an indicator of impairment or a subsequent reversal (Note 9). Calculating the estimated recoverable amount of CGUs for long-lived asset requires management to make estimates and assumptions that include such factors as mineable mineralization including reserves and resources, future production levels, operating and capital costs, application of royalty, income tax and mining tax rates, future metal prices and discount rates. Changes in any of these assumptions or estimates used in determining the recoverable amount could impact the analysis. Such changes could be material.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Value-added tax receivables

The Company incurs indirect taxes, including value-added tax, on purchases of goods and services at its operating mines and development projects. Indirect tax balances are recorded at their estimated recoverable amounts within current or long-term assets, net of provisions, and reflect the Company’s best estimate of their recoverability under existing tax rules in the respective jurisdictions in which they arise. Management’s assessment of recoverability considers the probable outcomes of claimed deductions and/or disputes. The provisions and balance sheet classifications made to date may be subject to change and such change may be material.

Long-term value-added tax receivables includes amounts for the Fekola Mine of $244 million (2024 - $214 million), for the Masbate Mine of $11 million (2024 – $13 million), and for the Gramalote Project of $22 million (2024 - $17 million).

Current and deferred income taxes

The Company is periodically required to estimate the tax basis of assets and liabilities. Where applicable tax laws and regulations are either unclear or subject to varying interpretations, it is possible that changes in these estimates could occur that materially affect the amounts of deferred income tax assets and liabilities recorded in the financial statements. Changes in deferred tax assets and liabilities generally have a direct impact on earnings in the period that the changes occur.

Each period, the Company evaluates the likelihood of whether some portion or all of each deferred tax asset will not be realized. This evaluation is based on historic and future expected levels of taxable income and the associated repatriation of retained earnings, the pattern and timing of reversals of taxable temporary timing differences that give rise to deferred tax liabilities, and tax planning initiatives. Levels of future taxable income are affected by, among other things, metal prices, production costs, quantities of proven and probable gold reserves, interest rates and foreign currency exchange rates. The availability of retained earnings for distribution depends on future levels of taxable income as well as future reclamation expenditures, capital expenditures, dividends and other uses of available cash flow.

6Receivables, prepaids and other

	2025	2024
	$	$

Prepaid expenses	13,251	9,157
Prepaid royalties	13,482	—
Supplier advances	10,097	9,757
Short-term investments	4,868	11,565
Current portion of derivative instruments (Note 17)	—	2,217
Other receivables	16,595	8,363
	58,293	41,059

7Inventories

The current inventory balance is made up as follows:

	2025	2024
	$	$

Gold and silver bullion	67,438	34,181
In-process inventory	45,820	45,607
Ore stock-pile inventory	79,119	62,076
Materials and supplies	434,848	335,722
	627,225	477,586

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

The long-term inventory balance is made up as follows:

	2025	2024
	$	$

Ore stock-pile inventory	77,292	67,891
Materials and supplies	100,303	66,638
	177,595	134,529

Current ore stock-pile inventory includes amounts for the Fekola Mine of $20 million (2024 - $14 million), for the Otjikoto Mine of $4 million (2024 – $10 million), for the Masbate Mine of $13 million (2024 - $15 million) and for the Goose Mine of $42 million (2024 - $23 million).

Long-term ore stock-pile inventory includes amounts for the Otjikoto Mine of $58 million (2024 – $50 million), for the Fekola Mine of $9 million (2024 - $9 million), and for the Masbate Mine of $10 million (2024 - $9 million).

Long-term supplies inventory are supplies for operations at the Goose Mine that are expected to be consumed beyond the next twelve months.

8Long-term investments

	2025			2024
	Cost	AOCI	Fair value	Cost	AOCI	Fair value
	$	$	$	$	$	$

Snowline Gold Corp.	47,303	167,569	214,872	39,011	16,566	55,577
Prospector Metals Corp.	13,672	12,944	26,616	664	(277)	387
St. Augustine Gold & Copper Ltd.	20,193	2,166	22,359	20,193	(16,408)	3,785
Founders Metals Inc.	13,256	6,388	19,644	8,705	5,500	14,205
AuMEGA Metals Ltd.	3,839	(1,810)	2,029	3,839	(1,813)	2,026
Other	14,298	(13,752)	546	14,299	(13,562)	737
	112,561	173,505	286,066	86,711	(9,994)	76,717

During the year ended December 31, 2025, the Company purchased an additional 1.3 million (2024 - 1.6 million) shares of Snowline Gold Corp. ("Snowline") at an average cost of Cdn. $8.79 (2024 - Cdn. $5.47) for a total cost of $8 million (2024 - $6 million) to maintain a 9.9% interest in Snowline in accordance with the Company's rights under its shareholder agreement.

During the year ended December 31, 2025, the Company purchased an additional 24 million shares of Prospector Metals Corp. ("Prospector") at an average cost of Cdn. $0.76 per share for a total cost of $13 million.

During the year ended December 31, 2025, the Company purchased 1.7 million (2024 - 4.4 million) shares in Founders Metals Inc. ("Founders") at an average cost of Cdn. $3.84 (2024 - Cdn. $2.75) per share for a total cost of $5 million (2024 - $9 million).

During the year ended December 31, 2024, the Company sold its 22 million share investment in West African Resources Ltd. for proceeds of $19 million and its 12 million share investment in Osino Resources Corp. for proceeds of $16 million.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

9Mining interests

	Mineral Properties	Buildings, plant & equipment	Construction-in-progress	Exploration & evaluation assets	Total
	$	$	$	$	$
Cost
Balance at December 31, 2023	2,417,447	1,954,150	1,394,143	647,455	6,413,195
Additions	152,559	87,234	685,869	23,901	949,563
Capitalized interest	—	—	30,008	—	30,008
Disposals	(21,087)	(27,165)	—	(10,230)	(58,482)
Write-downs	—	—	—	(636)	(636)
Transfers	771,391	73,523	(849,872)	—	(4,958)
Change in mine restoration provision estimates	32,333	—	3,687	1,819	37,839
Balance at December 31, 2024	3,352,643	2,087,742	1,263,835	662,309	7,366,529

Additions	223,411	189,927	446,558	47,209	907,105
Capitalized interest	—	—	54,989	—	54,989
Disposals	(350,469)	(92,072)	—	—	(442,541)
Write-downs	—	—	—	(5,118)	(5,118)
Transfers	315,323	1,440,460	(1,755,783)	—	—
Change in mine restoration provision estimates	17,788	—	—	543	18,331
Balance at December 31, 2025	3,558,696	3,626,057	9,599	704,943	7,899,295

Accumulated depreciation, depletion, amortization and impairment
Balance at December 31, 2023	(1,488,833)	(1,073,678)	—	(287,194)	(2,849,705)
Depreciation and depletion	(192,495)	(181,027)	—	—	(373,522)
Impairment	(770,848)	(57,855)	—	(47,673)	(876,376)
Disposals	—	24,509	—	—	24,509
Balance at December 31, 2024	(2,452,176)	(1,288,051)	—	(334,867)	(4,075,094)

Depreciation and depletion	(264,064)	(234,096)	—	—	(498,160)
Disposals	350,469	83,827	—	—	434,296
Balance at December 31, 2025	(2,365,771)	(1,438,320)	—	(334,867)	(4,138,958)

Net book value at December 31, 2024	900,467	799,691	1,263,835	327,442	3,291,435

Net book value at December 31, 2025	1,192,925	2,187,737	9,599	370,076	3,760,337

Goose Mine

On October 2, 2025, management determined that the Goose Mine achieved commercial production. In connection with this transition, construction-in-progress was transferred to buildings, plant and equipment and mineral properties, the Company ceased capitalizing borrowing costs and depletion and depreciation of the Goose Mine assets commenced.

Otjikoto Mine

During the year ended December 31, 2025, the Company wrote off components of the mineral properties related to open pit mining activities at the Otjikoto Mine with a net book value of $nil million (cost of $284 million less accumulated depreciation of $284 million). With the conclusion of the open pit mining operations at the Otjikoto Mine, no future economic benefit is expected to be conferred from these assets.

Impairment of the Goose Mine CGU

During the year ended December 31, 2024, the Company completed an updated construction cost estimate for the Goose Mine. The updated estimate, which showed a significant increase in the expected construction cost to complete, was determined to be an indicator of impairment for the Goose Mine assets. The Company’s analysis concluded that the Goose Mine CGU was impaired resulting in an impairment charge of $661 million recorded in the Consolidated Statement of Operations during the year ended December 31, 2024.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Impairment of the Fekola Complex CGU

During the year ended December 31, 2023, the State of Mali (the "State") introduced a new mining code (the “2023 Mining Code”) and related Local Content Law. In July 2024, the accompanying Implementation Decrees, which clarify how the provisions of the 2023 Mining Code and Local Content Law should be applied, were enacted into law. The Company’s analysis concluded that the Fekola Complex CGU was impaired resulting in an impairment of $215 million. A net impairment charge of $194 million after taking into account a deferred income tax recovery of $21 million was recorded in the Consolidated Statement of Operations for the year ended December 31, 2024. On September 11, 2024, the Company reached a Memorandum of Understanding (the "Agreement") with the State which covers the ongoing operation and governance of the Fekola Complex as well as the settlement of existing income tax, customs and other regulatory disputes covering the period 2016 to December 31, 2023 and the distribution of dividends attributed to the State of Mali up to December 31, 2023.

Principal terms of the agreement:
•Settlement of income tax and customs assessments for the period from 2016 through 2023 of $70 million. An expense of $67 million (net of previous accruals) was recorded as an income tax expense in the Consolidated Statement of Operations for the year ended December 31, 2024;
•Settlement of other regulatory disputes related to the timing of repatriation of funds of $17 million. This amount was paid upon signing of the Agreement and was recorded in Other Expense in the Consolidated Statement of Operations for the year ended December 31, 2024;
•Distribution of retained earnings of $107 million attributed to the State of Mali's non-controlling interest from its 10% ordinary share ownership in the Fekola Mine up to December 31, 2023. The ordinary dividend was paid during the year ended December 31, 2024;
•Upon completion of certain conditions precedent, the State of Mali's 10% ordinary share interest in Fekola was converted into a 10% preferred share interest. The rights of the additional preferred share interest are consistent with the State of Mali's 10% free carried interest including priority dividend rights, therefore, this is accounted for as an income tax under IAS 12 Income taxes; and
•In addition to the above, the Company forgave the principal and accrued interest balance outstanding totalling $69 million on the loan made to the State for the purchase of their 10% ordinary share ownership. This was recorded within Equity on the Consolidated Balance Sheet.

Versamet transaction

On June 5, 2024, the Company entered into a purchase and sale agreement (the "Versamet Agreement") to sell a portfolio of ten metal royalties (the "Royalties") to Versamet in exchange for 122 million Versamet shares at Cdn. $0.80 per share for proceeds of $71 million. Upon completion of the second tranche, on August 13, 2024, the Company received 17 million Versamet shares at Cdn. $0.80 per share for proceeds of $10 million. The Company recorded a $49 million gain on sale of mining interests in the Consolidated Statement of Operations for the year ended December 31, 2024

Other

During the year ended December 31, 2025, the Company wrote-off $5 million (2024 - $1 million) relating to non-core properties that it no longer plans to proceed with.

During the year ended December 31, 2024, the Company sold a royalty on the Quebradona Property in Colombia, with no book value, to the owner of the property for proceeds of $7.5 million. This amount was recorded as a Gain on Sale of Mining Interests in the Consolidated Statement of Operations for the year.

As at December 31, 2025 the Company had leased assets of $55 million (2024 - $35 million) under IFRS 16. The leased assets primarily consisted of the equipment related to underground mining of $27 million (cost of $38 million net of $11 million in accumulated depreciation), corporate offices of $16 million (cost of $24 million net of $8 million in accumulated depreciation), (2024 - $17 million, cost of $24 million net of $7 million in accumulated depreciation) and other leased assets of $12 million (cost of $32 million net of $20 million in accumulated depreciation), (2024 - $18 million, costs of $32 million net of $14 million in accumulated depreciation) classified as buildings, plant and equipment.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

10Investment in associates

	Versamet	Calibre	Other	Total
	$	$		$

Balance at December 31, 2023	—	130,953	3,139	134,092
Interest acquired (Note 9 )	88,933	—	1,589	90,522
Share of net (loss) income	(1,866)	4,874	(378)	2,630
Interest disposed	—	(83,480)	—	(83,480)
Transfer to long-term investments	—	(43,363)	—	(43,363)
Loss on dilution	—	(8,984)	—	(8,984)
Balance at December 31, 2024	87,067	—	4,350	91,417
Share of net income (loss)	2,566	—	(3,321)	(755)
Interest acquired	—	—	7,521	7,521
Balance at December 31, 2025	89,633	—	8,550	98,183

Versamet

The equity accounting for Versamet is based on its published results to September 30, 2025. The following is a summary of the Condensed Interim Statement of Financial Position of Versamet at September 30, 2025 on a 100% basis: Current assets - $16 million, non-current assets - $385 million, total assets - $400 million, current liabilities - $24 million, non-current liabilities - $158 million and net assets - $218 million. The following is a summary of the Condensed Interim Statement of Operations of Versamet for the nine months ending September 30, 2025 on a 100% basis: Revenues - $16 million, production costs - $10 million, depreciation and depletion - $3 million, other operating expenses - $3 million, stock-based compensation - $1 million, interest and financing expense - $9 million, deferred income tax expense - $3 million and net income - $5 million. The Company's equity share of Versamet's estimated net income for the year ended December 31, 2025 was $3 million (2024 - loss of $2 million). As at December 31, 2025, the fair value of the Company's ownership in Versamet, based on quoted market prices, was $284 million .

Calibre

On June 20, 2024, the Company sold 79 million of its 111 million shares in its associate Calibre Mining Corp ("Calibre") for proceeds of $100 million (see Note 10). The transaction resulted in $17 million gain on sale of shares in associate recorded in the Consolidated Statement of Operations for the year ended December 31, 2024. As a result of the decreased shareholding and no longer having the right to nominate a member to the Board of Directors of Calibre, the Company determined it no longer had significant influence over Calibre. The remaining investment of 32 million shares, valued at $43 million, was reclassified to Long-term investments in the Consolidated Balance Sheet. The Company sold the remaining 32 million shares in Calibre for proceeds of $58 million during the year ended December 31, 2024.

Other

On December 22, 2025, the Company entered into a debt settlement agreement with BeMetals Corp. ("BeMetals") and converted its loans to associate into 53,450,175 shares in BeMetals.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

11Other assets

	2025	2024
	$	$

Reclamation deposits	68,808	54,375
Restricted cash	6,109	5,054
Prepaid withholding tax	—	14,473
Other	69	62
	74,986	73,964

Reclamation deposits include amounts for the Fekola Mine of $27 million (2024 - $22 million), for the Otjikoto Mine of $23 million (2024 – $18 million), for the Goose Mine of $14 million (2024 - $11 million) and for the Masbate Mine of $5 million (2024 - $4 million).

During the year ended December 31, 2024, the Company advanced $2 million to its associate BeMetals. Also, during the year ended December 31, 2024, the Company recorded an expected credit loss of $7 million on its loan to its associate.

12Long-term debt

	Convertible senior secured notes	New revolving credit facility	Old revolving credit facility	Equipment loans	Lease Liabilities	Total
	$	$	$	$	$	$

Balance at December 31, 2023	—	—	142,635	20,651	28,839	192,125
Draw downs	—	—	450,000	7,779	—	457,779
Debt repayments	—	—	(200,000)	(11,042)	(6,531)	(217,573)
Transfer outstanding balance to new revolving credit facility	—	400,000	(400,000)	—	—	—
Lease liabilities incurred	—	—	—	—	8,343	8,343
Lease liabilities terminated	—	—	—	—	(461)	(461)
Foreign exchange gains	—	—	—	(618)	(2,291)	(2,909)
Deferred financing costs incurred	—	(8,310)	—	—	—	(8,310)
Deferred financing costs written off	—	—	3,766	—	—	3,766
Non-cash interest and financing expense	—	—	3,599	137	1,387	5,123
Balance at December 31, 2024	—	391,690	—	16,907	29,286	437,883
Draw downs	460,000	200,000	—	21,463	—	681,463
Debt repayments	—	(450,000)	—	(14,003)	(22,078)	(486,081)
Portion allocated to equity	(95,298)	—	—	—	—	(95,298)
Interest payment	(6,430)	—	—	—	—	(6,430)
Financing costs incurred	(11,168)	—	—	—	—	(11,168)
Lease liabilities incurred	—	—	—	—	38,868	38,868
Lease liabilities derecognized	—	—	—	—	(1,050)	(1,050)
Foreign exchange losses	—	—	—	2,651	1,727	4,378
Non-cash interest and financing expense	28,191	2,097	—	—	5,457	35,745
Balance at December 31, 2025	375,295	143,787	—	27,018	52,210	598,310

Current portion	(5,271)	—	—	(8,532)	(20,067)	(33,870)
	370,024	143,787	—	18,486	32,143	564,440

Convertible senior unsecured notes

On January 28, 2025, the Company issued convertible senior unsecured notes (“the Notes”) with an aggregate principal amount of $460 million for cash proceeds of $446 million net of financing costs of $14 million. The notes bear interest at a rate of 2.75% per annum, payable semi-annually on February 1st and August 1st of each year commencing from August 1,

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

2025. The Notes mature on February 1, 2030. The initial conversion rate for the Notes is 315.2088 common shares of the Company per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $3.17 per share.

The initial conversion rate is subject to adjustment in certain events. In addition, if certain fundamental changes occur, including a change in control or upon notice of redemption by the Company as described below, the holders may elect to convert the Notes. In the event of a fundamental change, the holders may elect to convert any outstanding Notes at a cash purchase price equal to 100% of the principal amount plus accrued and unpaid interest.

A fundamental change includes the following occurrences:
•A change in control where a person or group becomes the beneficial owner of more than 50% of our voting stock or gains the power to elect a majority of our board of directors.
•The consummation of significant transactions such as certain mergers or consolidations pursuant to which our common shares will be converted or exchanged for cash, securities or other property, or sales of substantially all our assets that change the corporate structure or ownership.
•Approval by our shareholders of any plan for liquidation or dissolution.

Prior to February 7, 2028, the Company may not redeem the Notes except in the event of certain changes in Canadian tax law. At any time on or after February 7, 2028, and until maturity, the Company may redeem all or part of the Notes for cash if the price of the Company’s common shares for at least 20 trading days in a period of 30 consecutive trading days, ending on the trading day prior to the date of notice of redemption, exceeds 130% of the conversion price in effect on each such day. The redemption price is equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest. This option was not separated as it is considered closely related to the underlying instrument. If the Company redeems the Notes, the initial conversion ratio could be adjusted.

The Notes are the Company's senior unsecured obligations and rank equally with all existing and future senior unsecured indebtedness. The Notes are effectively unsecured to all of the Company's existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes are structurally unsecured to all existing and future liabilities, including trade payables, of the Company's subsidiaries.

The Company exercised judgement in determining whether the conversion feature represented a contract that could be settled by the Company delivering a fixed number of its own equity instruments, in exchange for a fixed amount of consideration, taking into consideration potential adjustments to the initial conversion ratio. The Company determined that the Notes are compound financial instruments consisting of a financial liability, and a conversion option that is classified as equity. Of the gross proceeds of $460 million, $365 million was allocated to the liability component, representing the fair value of the liability component on initial recognition, calculated as the present value of the contractual principal and interest payments over the term of the Notes using a discount rate of 7.8%. Total financing costs of $14 million were allocated to the liability and equity components in proportion to the allocation of the gross proceeds, with $11 million allocated to the liability and $3 million allocated to equity. The net liability of $354 million ($365 million net of $11 million of financing costs) will be accreted to the face value of the Notes over the term to maturity using the effective interest method with an effective interest rate of 8.5%.

The equity component, representing the holders’ conversion option, was allocated the residual amount of $95 million. The net amount recorded in the Consolidated Statement of Changes in Equity at December 31, 2025, was $67 million calculated as $95 million option valuation less $3 million of allocated financing costs and a deferred tax charge of $25 million for the taxable temporary difference arising from the difference between the initial carrying amount of the liability component of the Notes and the tax base.

In connection with the Notes, the Company entered into a cash settled total return swap with one of the initial purchasers of the Notes for common shares of the Company with a total value of $50 million. During the year ended December 31, 2025, the Company settled the total return swap for a gain of $8 million. This gain was recorded as part of Losses on derivative instruments in the Consolidated Statements of Operations for the year ended December 31, 2025.

Revolving credit facilities

On December 17, 2024, the Company entered into a new revised revolving credit facility ("new RCF") agreement with a syndicate of banks. The maximum available for drawdown under the facility is $800 million with an accordion feature, available on the receipt of additional binding commitments, for a further $200 million.

Drawdowns on the new RCF can be in either United States or Canadian dollars. The new RCF bears interest on a sliding scale based on the Secured Overnight Financing Rate (“SOFR”) or the Canadian Overnight Repo Rate Average ("CORRA") plus term credit spread adjustment in addition to a sliding scale premium between 1.88% to 2.50% based on the Company's net leverage ratio. Commitment fees for the undrawn portion of the facility are also on a sliding scale basis between 0.42%

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

and 0.563% based on the Company's net leverage ratio. The term of the new RCF is four years, maturing on December 17, 2028. Transaction costs on the new RCF of $8 million are amortized over the facility term.

The Company has provided security on the new RCF in the form of a general security interest over the Company’s assets and pledges, creating a charge over the shares of certain of the Company’s direct and indirect subsidiaries. In connection with the new RCF, the Company must also maintain an interest coverage ratio greater than or equal to 3:1 for any fiscal quarter and a leverage ratio of less than 3.5:1 for any fiscal quarter. As at December 31, 2025, the Company was in compliance with these debt covenants. During the year ended December 31, 2025, the Company paid outstanding financing costs of $4 million on the new RCF.

Pursuant to the terms of the new RCF, the Company implemented a gold collar hedging program structured to achieve a minimum cumulative financial settlement of $220 million relative to an assumed refined gold market price of $1,750 per ounce and 20% of the Company's forecasted production volumes for fiscal years 2025 and 2026 per the most recent life-of-mine plan consolidated projected gold production and shall maintain such gold hedging program (allowing, however, for the wind down of the program in the ordinary course) until the earlier of (i) the date such hedging program has achieved a minimum cumulative financial settlement of $220 million and December 31, 2026 (Note 17).

Upon entering into the new RCF, the Company transferred the $400 million outstanding balance from its old RCF. The old RCF bore interest on a sliding scale based on SOFR plus term credit spread adjustment in addition to a sliding scale premium between 2.00% to 2.50%. Commitment fees for the undrawn portion of the old RCF were between 0.450% and 0.563%. Unamortized transaction costs on the old RCF of 4 million were written off as financing expense in the Consolidated Statement of Operations for the year ended December 31, 2024.

During the year ended December 31, 2025, the Company drew down $200 million and repaid $450 million on the new RCF. As at December 31, 2025, the Company had $650 million available for future draw downs.

Subsequent to December 31, 2025, the Company repaid $100 million on the new RCF.

Fekola equipment loan facilities

During 2016, the Company entered into a Euro 71 million term equipment facility (the "first equipment facility") with Caterpillar Financial SARL, as Mandated Lead Arranger, and Caterpillar Financial Services Corporation, as original lender. The aggregate principal amount of up to Euro 71 million was available to the Company’s subsidiary, Fekola SA (the “Borrower”) to finance or refinance the mining fleet and other mining equipment at the Fekola Mine and was fully utilized. During the year ended December 31, 2025, the Borrower fully repaid the first equipment facility.

On September 29, 2020, the Company entered into a second term equipment facility (the "second equipment facility") with Caterpillar Financial Services Corporation for aggregate principal amount of up to the Euro equivalent of $40 million. The second equipment facility was available to the Borrower to finance or refinance up to 75% of the cost of the mining fleet and other mining equipment at the Fekola Mine. On October 26, 2020, the Borrower drew down the entire amount under the new equipment facility for proceeds of Euro 36 million.

On December 9, 2024, the Company entered into a third term equipment facility (the "third equipment facility") with Caterpillar Financial Services Corporation for aggregate principal amount of up to the Euro equivalent of $35 million. The third equipment facility is available to the Borrower to finance or refinance a specified percentage of the cost of spare parts, mining fleet and other mining equipment at the Fekola Mine. As at December 31, 2025, the Borrower has drawn down the $29 million under the third equipment facility. The Borrower has until March 31, 2026 to draw under this facility.

Each equipment loan under the Fekola equipment facilities is repayable in 20 equal quarterly installments except for loans financing the cost of spare parts which are repayable in 16 equal installments. The final repayment date shall be five years or four years, respectively, from the first disbursement under each equipment loan. The interest rate on each loan is a rate per annum equal to the Euro Interbank Offer Rate ("EURIBOR") plus a margin of 4.25% for existing equipment and EURIBOR plus a margin of 3.25% for other loans. The Company and its wholly-owned subsidiary, Mali Mining Investments Limited, have guaranteed the second equipment facility and security is given over the equipment of the Borrower which has been financed by the second and third equipment facility, related warranty and insurance.

In connection with the Fekola equipment loan facilities, the Company must also maintain an interest coverage ratio greater than or equal to 3:1 for any fiscal quarter and a leverage ratio of less than 3.5:1 for any fiscal quarter. As at December 31, 2025, the Company was in compliance with these debt covenants.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Lease liabilities

During the year ended December 31, 2025, the Company entered into contracts for underground development and mining work at the Fekola Mine and at the Otjikoto Mine that resulted in the recognition of $29 million of right-of use assets and $29 million of lease liabilities and $9 million of right-of-use assets and $9 million of lease liabilities, respectively. The valuation of the lease at the Otjikoto and Fekola mines was based on a 2 and 4 year term, respectively.
For the year ended December 31, 2025, payments totalling $5 million (2024 - $9 million) relating to short-term leases (those with a term of 12 months or less) and $59 million (2024 - $55 million) relating to variable lease payments (including both lease and non-lease components) have been expensed in the Consolidated Statement of Operations.

The expected timing of undiscounted lease payments at December 31, 2025, for leases accounted for under IFRS 16 is as follows:

$

Less than one year	20,482
One to five years	30,869
More than five years	10,219
61,570

For the year ended December 31, 2025, the Company recognized depreciation expense of $19 million (2024 - $7 million) on right-of-use assets recognized under IFRS 16, Leases in the Consolidated Statement of Operations and made payments on these leases of $22 million (2024 - $7 million).

Debt repayment schedule

The following table summarizes the Company’s scheduled debt repayments on its outstanding debt as at December 31, 2025:

	2026	2027	2028	2029	2030	Total
	$	$	$	$	$	$

Convertible senior secured notes
Principal	—	—	—	—	460,000	460,000
Interest	12,650	12,650	12,650	12,650	6,325	56,925

Revolving credit facility
Principal	—	—	150,000	—	—	150,000
Interest & commitment fees (estimated)	9,420	9,420	9,083	—	—	27,923

Fekola equipment loan facilities:
Principal	7,835	7,835	7,835	2,815	—	26,320
Interest (estimated)	1,355	897	441	38	—	2,731

Goose equipment loan facility:
Principal	698	—	—	—	—	698
Interest (estimated)	21	—	—	—	—	21

Lease liabilities
Principal	17,718	12,177	7,085	2,608	2,404	41,992
	49,697	42,979	187,094	18,111	468,729	766,610

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

13Mine restoration provisions

The Company’s mine restoration provisions consist primarily of costs associated with mine reclamation and closure activities. These activities, which are site specific, generally include costs for earthworks, including detoxification and recontouring, revegetation, water treatment, demolition and removal of items from site where required. In calculating the present value of the Company’s mine restoration provisions as at December 31, 2025, management used a risk-free rate applicable to each location’s functional currency ranging from 4.12% to 4.28% and a long-term inflation rate of 2.2%. The undiscounted cash flows, before inflation adjustments to settle the mine restoration provisions were estimated at approximately $200 million at December 31, 2025 (2024 - $187 million). Due to the nature of mine closure plans, cash expenditures are expected to occur over a significant period of time with the majority of the expenditures expected to occur in the years from 2033 to 2039.

The following table shows the movement in the provision for mine restoration provisions:

	2025	2024
	$	$

Balance, beginning of year	147,711	107,657
Reclamation spending	(3,134)	(2,088)
Accretion expense	6,499	4,305
Change in obligation	18,331	37,837
Balance, end of year	169,407	147,711
Less: current portion	(18,114)	(7,170)
	151,293	140,541

14Share capital

In April 2025, the Company received approval from the TSX to implement a Normal Course Issuer Bid ("NCIB") pursuant to which the Company may purchase up to a maximum of 5% of its issued and outstanding common shares during the period commencing April 3, 2025 and ending April 2, 2026. As at December 31, 2025, the Company repurchased and cancelled 2 million common shares for $10 million under the NCIB. The Company is allowed to repurchase its common shares, through the facilities of the TSX, the NYSE American and other designated exchanges or alternative trading systems or by such other means as may be permitted by applicable Canadian and U.S. securities laws. Subsequent to December 31, 2025, the Company repurchased and cancelled a further 5 million shares for $24 million under the NCIB.

The Company’s authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares. As at December 31, 2025, the Company had 1,340,621,856 common shares outstanding. No preferred shares were outstanding.

During the year ended December 31, 2025, the Company paid a quarterly dividend of $0.02 per share totalling $107 million for the year. Of this amount, $3 million was paid through the issuance of 1 million shares under the Company's Dividend Re-investment Plan ("DRIP"). During the year ended December 31, 2024, the Company paid a quarterly dividend of $0.04 per share totalling $211 million for the year. Of this amount, $25 million was paid through the issuance of 9 million shares under the Company's DRIP. The dividends have been recognized in retained deficit in the Consolidated Statement of Changes in Equity during the respective period.

Subsequent to December 31, 2025, on February 18, 2026, B2Gold’s Board of Directors declared a cash dividend for the first quarter of 2026 of $0.02 per common share, payable on March 19, 2026, to shareholders of record as of March 6, 2026.

During the year ended December 31, 2025, the Company issued 2 million flow-through shares for cash proceeds of $14 million. The flow-through premium of $4 million was booked to Other Current Liabilities in the Consolidated Balance Sheet at December 31, 2025. In conjunction with the issuance of the flow-through shares, the Company has committed to spending Cdn. $20 million on eligible exploration expenditures in Canada by December 31, 2026.

During the year ended December 31, 2024, the Company issued 3 million flow-through shares for cash proceeds of $10 million. The flow-through premium of $3 million was booked to Other Current Liabilities in the Consolidated Balance Sheet at December 31, 2024. In conjunction with the issuance of the flow-through shares, the Company spent Cdn. $15 million on eligible exploration expenditures in Canada during the year ended December 31, 2025, and the flow through premium was recognized in Other income (expense) in the Consolidated Statements of Operations during the period.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

During 2025, the Company received $66 million (2024 - $3 million) pursuant to the exercise of 20 million (2024 – 1 million) stock options.

Stock options

During the year ended December 31, 2025, 4 million stock options were granted to employees with exercise prices ranging from Cdn. $3.85 to Cdn. $6.19 per share. These stock options have a term of up to five years and vest over a period of up to three years. The estimated fair value when granted of these options totalling $3 million is being recognized over the vesting period. The fair value was calculated using the Black-Scholes option pricing model based on a risk-free annual interest rate of up to 2.8%, an expected life of up to 3 years, an expected volatility of up to 40% and a dividend yield rate of up to 3.0%.

During 2024, approximately 22 million stock options were granted to employees and directors with exercise prices ranging from Cdn. $3.48 to Cdn. $4.40 per share. These stock options have a term of up to five years and vest over a period of up to three years. The estimated fair value when granted of these options totalling $11 million is being recognized over the vesting period. The fair value was calculated using the Black-Scholes option pricing model based on a risk-free annual interest rate of up to 3.8%, an expected life of up to 3 years, an expected volatility of up to 38% and a dividend yield rate of up to 6.2%.

Option pricing models require the input of subjective assumptions regarding the expected volatility. The Company calculates expected volatility based on the historical volatility of its stock price. Changes in this assumption can materially affect the fair value estimate.

For the year ended December 31, 2025, share-based payments expense, relating to the vesting of stock options, was $5 million (2024 - $5 million), net of $1 million (2024 - $1 million) capitalized to mining interests.

A summary of changes to stock options outstanding is as follows:

	Number of outstanding options	Weighted- average exercise price
	(‘000’s)	(in Cdn.$)

Outstanding at December 31, 2023	30,967	5.09
Granted	22,064	3.71
Exercised	(1,247)	3.39
Forfeited or expired	(1,579)	5.01
Outstanding at December 31, 2024	50,205	4.53
Granted	3,810	4.83
Exercised	(19,639)	4.68
Forfeited or expired	(2,419)	4.81
Outstanding at December 31, 2025	31,957	4.46

During the year ended December 31, 2025, 20 million (2024 – 1 million) stock options were exercised. The weighted average share price at the time of exercise was Cdn. $6.51 (2024 – Cdn. $4.09).

Stock options outstanding and exercisable as at December 31, 2025, are as follows:

Range of exercise prices (in Cdn. $)	Number of outstanding options (‘000’s)	Weighted- average years to expiry	Weighted-average exercise price (in Cdn. $)	Number of exercisable options (‘000’s)	Weighted-average exercise price (in Cdn. $)

2.95 – 2.99	6	1.39	2.95	6	2.95
3.00 – 3.99	15,664	4.11	3.69	7,933	3.69
4.00 – 4.99	5,616	3.32	4.45	3,021	4.44
5.00 – 5.99	8,743	1.87	5.45	6,963	5.46
6.00 – 6.99	1,928	1.14	6.24	1,617	6.25
	31,957	3.18	4.46	19,540	4.65

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Restricted share unit plan

The Company has a Restricted Share Unit Plan (the “RSU Plan”) whereby restricted share units (“RSUs”) may be granted to directors, executive officers and employees of the Company. Once vested, each RSU is redeemable for one common share entitling the holder to receive the common share for no additional consideration.

During the year ended December 31, 2025, the Company granted approximately 3 million (2024 – 2 million) RSUs to executive officers and employees of the Company. One-third of the RSUs vest one year from the grant date, another one-third will vest two years from the grant date with the remainder vesting three years from the grant date. The total estimated fair value of the RSU granted was approximately $8 million (2024 - $6 million) based on the market value of the Company’s shares at the grant date. The fair value of each RSU is recorded as a share-based payments expense over the vesting period.

For the year ended December 31, 2025, share-based payments expense relating to the vesting of RSUs was $7 million (2024 - $7 million).

Summary of changes to RSUs outstanding:

Number of outstanding RSUs
(‘000’s)

Outstanding at December 31, 2023	3,322
Granted	2,382
Vested and converted to common shares	(1,625)
Reinvested dividend equivalents	277
Outstanding at December 31, 2024	4,356
Granted	2,802
Vested and converted to common shares	(2,223)
Forfeited	(26)
Reinvested dividend equivalents	118
Outstanding at December 31, 2025	5,027

Deferred share unit plan

The Company has a Deferred Share Unit plan (the "DSU plan") for the benefit of the directors of the Company. Pursuant to the plan, eligible directors can elect to receive all or part of their total cash compensation in the form of deferred share units ("DSUs"). The number of DSUs granted to an eligible director is determined by dividing the portion of the compensation to be paid in DSUs by the volume weighted average trading price of the common shares on the stock exchange on which the majority of the volume of trading of the shares occurred over the relevant period for the five trading days immediately preceding the date of grant. In addition, the Board may, at its discretion, grant additional DSUs to plan participants. Each eligible director is required to hold DSUs received until the eligible director ceases to be a director of the Company, following which the DSUs will be settled in cash. As the DSUs are cash settled, they are recorded as a liability at fair market value on the Consolidated Balance Sheet with changes in the fair value being recognized as a share-based payment expense or recovery in the Consolidated Statement of Operations.

For the year ended December 31, 2025, the Company issued 0.5 million DSUs (2024 - 0.5 million) with a fair market value of $1 million (2024 - $1 million) to directors of the Company. During the year ended December 31, 2025, 0.5 million (2024 - 0.1 million) DSUs valued at $1.8 million (2024 - $0.3 million) were released. As at December 31, 2025, there were 2.2 million DSUs outstanding (2024 - 2.2 million). For the year ended December 31, 2025, share-based payments expense relating to DSUs was $6 million (2024 - expense of $0.1 million). As at December 31, 2025, the Company had an $11 million (2024 - $5 million) liability related to the outstanding DSUs, recorded as part of Other current liabilities in the Consolidated Balance Sheet.

Performance share unit plan

The Company has a Performance Share Unit plan (the "PSU plan") for the benefit of officers, employees and eligible consultants. Under the plan, eligible participants will receive shares based on the achievement of certain defined performance measures over a defined period of time. The number of shares receivable shall be 0% to 200% of the

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

performance share units ("PSUs") awarded, with the factor applied being dependent on the extent to which the defined performance measures have been achieved.

PSU grants, when vested, can be settled in cash (instead of shares) at the Company’s sole discretion. The cash settlement option does not impact the accounting treatment of the PSUs.

During the year ended December 31, 2025, the Company granted 2 million PSUs to employees comprised of two equal 50% tranches. Vesting of tranche one of the PSUs granted will depend on the growth of the Company's free cash flow and the number of shares that may vest will be between 0% to 200% of the number of tranche one PSUs. The estimated fair value when granted of this portion of $3 million was calculated based on the fair value of the Company's stock on the date of the grant and the expected increase in the free cash flow. Vesting of tranche two of the PSUs granted will depend on total shareholder return of the Company compared to a group of peer companies over the period January 1, 2025 to December 31, 2027. The number of shares that may vest will be between 0% and 200% of the number of tranche two PSUs. The estimated fair value when granted of the tranche two PSUs of $4 million was calculated using a risk-neutral Monte Carlo simulation based on a correlated Geometric Brownian Motion. The model used historical share price volatility ranging from 39% to 77% for the group, and a Canadian risk-free annual interest rate of 2.75%. The fair value of both tranches is being recognized over the vesting period.

During the year ended December 31, 2024, the Company granted 3 million PSUs to employees comprised of two equal 50% tranches. Vesting of tranche one of the PSUs granted will depend on the growth of the consolidated production profile and the number of shares that may vest will be between 0% to 200% of the number of tranche one PSUs. The estimated fair value when granted of this portion of $3 million was calculated based on the fair value of the Company's stock on the date of the grant and the expected increase in the production profile. Vesting of tranche two of the PSUs granted will depend on total shareholder return of the Company compared to a group of peer companies over the period January 1, 2024 to December 31, 2026. The number of shares that may vest will be between 0% and 200% of the number of tranche two PSUs. The estimated fair value when granted of the tranche two PSUs of $3 million was calculated using a risk-neutral Monte Carlo simulation based on a correlated Geometric Brownian Motion. The model used historical share price volatility ranging from 26% to 66% for the group, a Canadian risk-free annual interest rate of 4.19%, and a United States risk-free annual interest rate of 4.52%. The fair value of both tranches is being recognized over the vesting period.

During the year ended December 31, 2025, the Company issued 0 million shares (2024 - 1 million shares) on the vesting of PSUs. As at December 31, 2025, 7 million PSUs were outstanding under the plan (2024 - 6 million). For the year ended December 31, 2025, share-based payments expense relating to PSUs was $6 million (2024 - $8 million).

Earnings per share
The following is the calculation of basic and diluted earnings per share:

	2025	2024
	$	$

Net income (loss) (attributable to shareholders of the Company)	401,908	(629,891)
Interest expense on convertible senior secured notes	7,723	—
Net income (loss) (attributable to shareholders of the Company) used in calculating diluted earnings per share	409,631	(629,891)

Basic weighted average number of common shares outstanding (in thousands)	1,325,322	1,308,850

Effect of dilutive securities:
Convertible senior unsecured notes	144,996	—
Stock options	4,992	—
Restricted share units	2,025	—
Performance share units	3,523	—
Diluted weighted average number of common shares outstanding (in thousands)	1,480,858	1,308,850

Earnings (loss) per share (attributable to shareholders of the Company)
Basic	$0.30	$(0.48)
Diluted	$0.28	$(0.48)

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

15Non-controlling interest

The following is a continuity schedule of the Company's non-controlling interests:

	Fekola	Masbate	Otjikoto	Finland	Total
	$	$	$	$	$

Balance at December 31, 2023	42,911	27,744	24,238	4,703	99,596
Share of net (loss) income	(7,387)	(1,672)	12,478	(181)	3,238
Forgiveness of loan to non-controlling interest (Note 9)	65,476	—	—	—	65,476
Distributions to non-controlling interests	(106,826)	—	(15,743)	—	(122,569)
Interest on loan to non-controlling interest	(2,381)	—	—	—	(2,381)
Participating funding from non-controlling interest	—	—	—	936	936
Other	8,207	—	—	129	8,336
Balance at December 31, 2024	—	26,072	20,973	5,587	52,632
Share of net (loss) income	—	(908)	25,520	179	24,791
Distributions to non-controlling interests	—	(1,200)	(28,714)	—	(29,914)
Other	—	—	—	442	442
Balance at December 31, 2025	—	23,964	17,779	6,208	47,951

The following is the summarized financial information of subsidiaries with material non-controlling interests:

	Otjikoto
	2025	2024
	$	$

Summarized Balance Sheets
Current assets	97,817	102,335
Non-current assets	181,336	222,834
Total assets	279,153	325,169

Current liabilities	68,782	43,131
Non-current liabilities	50,541	85,229
Total liabilities	119,323	128,360

Summarized Statements of Operations
Revenue	685,069	486,213
Net income	259,061	126,889

16Other operating expense

	2025	2024
	$	$

Non-capital exploration	(10,203)	(8,029)
Loss on sale of assets	(6,257)	(1,198)
Malian regulatory settlement (Note 9)	—	(16,795)
Other	2,496	(3,082)
	(13,964)	(29,104)

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

17Derivative financial instruments

Fuel derivatives

During the year ended December 31, 2025, the Company entered into an additional series of forward contracts for the purchase of 42 million litres of gas oil and 73 million litres of fuel oil with scheduled settlement between May 2025 and October 2027. These derivative instruments were not designated as hedges by the Company and are recorded at FVTPL.

For the year ended December 31, 2025, the Company recorded an unrealized fuel derivative loss of $2 million (2024 – loss of $3 million) and a realized fuel derivative loss of $2 million (2024 - loss of $0 million) was recorded as part of Losses on derivative instruments in the Consolidated Statement of Operations.

The following is a summary, by maturity dates, of the Company’s fuel derivative contracts outstanding as at December 31, 2025:

	2026	2027	Total

Forward – fuel oil:
Litres (thousands)	35,777	14,483	50,260
Average strike price	$0.40	$0.37	$0.39

Forward – gas oil:
Litres (thousands)	47,013	21,003	68,016
Average strike price	$0.53	$0.52	$0.53

The unrealized fair value of these contracts at December 31, 2025 was $(4) million (2024 - $(2) million).

Gold derivatives

During the year ended December 31, 2024, as a requirement of the new RCF (Note 12), the Company entered into a series of 1:1 zero-cost put/call gold collar contracts with settlement between February 2025 and January 2027. These derivative instruments were not designated as hedges by the Company and are recorded at FVTPL.

For the year ended December 31, 2025, the Company recorded an unrealized loss of $234 million (2024 - $0 million) on the Company's gold collar contracts and a realized loss of $37 million (2024 - $0 million).

The following is a summary, by maturity dates, of the Company’s gold derivative contracts outstanding as at December 31, 2025:

	2026	2027	Total

Ounces	200,006	16,637	216,643
Average floor price	$2,450	$2,450	$2,450
Average ceiling price	$3,294	$3,294	$3,294

The unrealized fair value of these contracts at December 31, 2025 was $(234) million (2024 - $0 million).

18Gold stream obligation

As part of the acquisition of Sabina Gold and Silver Corp ("Sabina") in 2023, the Company acquired gold Stream Arrangement (the "Stream") with Wheaton Precious Metals ("WPM"). WPM is obligated to pay the Company a purchase price for each ounce of refined gold metal equal to:
•During any period during which the remaining upfront funding initially received by Sabina from WPM is greater than nil, 18% of the p.m. London Bullion Market Association ("LBMA") Gold Price. The difference between the LBMA gold price and such purchase price being payable is deducted against the upfront funding until it has been reduced to nil.
•Once the remaining upfront funding has fully been reduced to nil, 22% of the p.m. LBMA Gold Price.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

The quantity of gold deliverable to WPM under the Gold Stream follows:
•2.7805% of gold production up to delivery of 87,100 oz
•1.4405% of gold production up to an aggregate of 134,000 oz
•1.005% of gold production thereafter.

The gold stream obligation was determined to be a derivative liability under IFRS 9, Financial instruments, and has been classified as FVTPL. As a result, it has been recorded at its fair value on the Consolidated Balance Sheet with changes in the fair value being recorded in the Consolidated Statement of Operations. The fair value of the gold stream was determined to be level 3 in the fair value hierarchy (Note 20). The Company has guaranteed the remaining portion of the gold stream obligation.

During the year ended December 31, 2025, the Company delivered 632 ounces (2024 - 0 ounces) into the gold stream obligation.

The following is a summary of the changes in the gold stream obligation:

$

Balance at December 31, 2023	139,600
Change in fair value	26,825
Balance at December 31, 2024	166,425
Change in fair value	118,364
Gold delivered	(2,058)
Balance at December 31, 2025	282,731
Less current portion	(24,500)
258,231

19Prepaid gold sales

On January 23, 2024, the Company entered into a series of prepaid gold sales with a number of its old RCF syndicate banks. Under the terms of the prepaid gold sales, the Company received an upfront payment of $500 million, based on gold forward curve prices averaging approximately $2,191 per ounce, in exchange for equal monthly deliveries of gold from July 2025 to June 2026 totaling 264,768 ounces. Gold deliveries can be from production from any of the Company’s operating mines and the prepaid gold sales can be settled prior to maturity through accelerated delivery of the remaining deliverable gold ounces.

The prepaid gold sales have been accounted for in accordance with IFRS 15, Revenue from Contracts with Customers, whereby the cash prepayments have been recognized as deferred revenue on the Consolidated Balance Sheet and will be recognized as revenue in the Consolidated Statement of Operations based on the contract price when gold deliveries are made.

During the year ended December 31, 2025, the Company delivered 132,384 ounces into contracts valued at $289 million. As the Company physically delivered ounces into the contracts, the portion of the Prepaid Sales relating to the delivered ounces was recognized as gold revenue in the Consolidated Statement of Operations at the time of delivery based on the contract price.

The following is a summary of the changes in the prepaid gold sales:

$

Outstanding at December 31, 2023	—
Value of contracts added	500,023
Accretion	38,087
Outstanding at December 31, 2024	538,110
Gold deliveries	(288,792)
Accretion	36,140
Outstanding at December 31, 2025	285,458

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

During the year ended December 31, 2025, the Company recognized interest charge of $36 million (2024 - $38 million), based on an implicit rate of 7.99%, relating to the financing component contained in the prepaid gold sales. The interest expense recognised in the Consolidated Statement of Operations for the year ended December 31, 2025 was $7 million (2024 - $14 million ) net of $29 million (2024 - $24 million) capitalized to the cost of constructing qualifying assets during the year.

20Financial instruments

The Company’s financial assets and liabilities consist of cash and cash equivalents, accounts receivable, short-term investments, reclamation deposits, loan to associate, long-term investments, accounts payable and accrued liabilities, fuel derivative contracts, gold derivative contracts, gold stream obligation, and long-term debt.

Fair values

The Company’s financial assets and liabilities are classified based on the lowest level of input significant to the fair value measurement based on the fair value hierarchy:

Level 1 – quoted prices in active markets for identical assets or liabilities;

Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3 – inputs for the asset or liability that are not based on observable market data.

As at December 31, 2025, the Company’s financial assets and liabilities measured at fair value are categorized as follows:

	As at December 31, 2025			As at December 31, 2024
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	$	$	$	$	$	$

Long-term investments (Note 8)	286,066	—	—	76,717	—	—
Short-term investments (Note 6)	4,868	—	—	11,565	—	—
Gold derivative contracts (Note 17)	—	(233,821)	—	—	111	—
Fuel derivative contracts (Note 17)	—	(4,415)	—	—	(2,259)	—
Gold stream obligation (Note 18)	—	—	(282,731)	—	—	(166,425)

The Company’s long-term investments consist of shares of publicly traded mining companies. The fair values of these were determined using market quotes from an active market for each investment.

The fair value of the Company's fuel and gold derivative contracts was determined using prevailing market rates for instruments with similar characteristics.

The fair value of the gold stream was calculated based on an income approach and a discounted cash flow model. The calculated fair value includes inputs that are based on observable market data, including forward gold price curves and credit adjusted risk-free rates. The fair value also includes inputs that are not based on observable market data, including the timing of future gold deliveries. The valuation has been prepared by an independent valuations specialist with direct oversight from the Company. Forward gold price estimates ranged from $4,314 to $5,685 per ounce. A $100 per ounce change in the gold forward price would have approximately a $6 million impact on the fair value of the gold stream obligation. A 50 basis point change in the discount rate would also have approximately a $8 million impact on the fair value of the gold stream obligation.

The fair value of the Notes, based on quoted market prices, is $736 million. The carrying amount of the Notes represents the liability component recorded at amortized costs (Note 12), while the fair value represents both the liability and equity components. The fair value of the Notes is categorized as level 1 in the fair value hierarchy outlined in IFRS 13 Fair value measurement.

The fair value of the Company's long-term debt also approximates its carrying value as it has a floating interest rate and the Company's credit spread has remained approximately consistent. The fair value of the Company's other financial instruments approximate their carrying value due to their short-term nature.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Capital risk management

The Company’s objectives when managing its capital is to ensure it will be able to continue as a going concern while maximizing the return to shareholders including the payment of dividends. The selling price of gold and minimizing production costs and capital expenditures are key factors in helping the Company reach its capital risk management objectives. The capital structure of the Company includes shareholders’ equity and debt.

Credit risk

As at December 31, 2025, the Company’s maximum exposure to credit risk was the book value of cash and cash equivalents, receivables, loans receivable and the carrying value of its derivative portfolio. The Company limits its credit exposure on cash and cash equivalents by holding its deposits mainly with high credit quality financial institutions as determined by credit rating agencies.

The Company maintains its excess cash balances in short-term investments accounts. The Company does not maintain insurance for its cash balances.

Liquidity risk

The Company manages its liquidity risk through its budgeting and forecasting process. Budgets are prepared annually and forecasts are prepared and reviewed on a regular basis, to help determine the funding requirements to support the Company’s current operations and expansion and development plans and by managing its capital structure as described above.

As at December 31, 2025, the Company had cash and cash equivalents of $380 million. Cash provided by operating activities totalled $896 million for the year ended December 31, 2025. As at December 31, 2025, the Company had a $800 million revolving credit facility of which $650 million is undrawn.

As at December 31, 2025, the Company had $6 million available under its third equipment facility at Fekola.

As at December 31, 2025, the Company’s significant commitments are disclosed in the table below. In addition, significant commitments are disclosed in Note 12 for debt repayments and Note 26 for capital expenditure commitments.

	2026	2027	2028	2029	2030	Total
	$	$	$	$	$	$

Accounts payable and accrued liabilities	174,802	—	—	—	—	174,802
Convertible notes
Principal (Note 12)	—	—	—	—	460,000	460,000
Interest	12,650	12,650	12,650	12,650	6,325	56,925
Revolving credit facility:
Principal (Note 12)	—	—	150,000	—	—	150,000
Interest & commitment fees (estimated)	9,420	9,420	9,083	—	—	27,923
Fekola equipment loan facilities:
Principal	7,835	7,835	7,835	2,815	—	26,320
Interest (estimated)	1,355	897	441	38	—	2,731
Goose equipment loan facility:
Principal	698	—	—	—	—	698
Interest (estimated)	21	—	—	—	—	21
Lease liabilities
Principal	17,718	12,177	7,085	2,608	2,404	41,992
	224,499	42,979	187,094	18,111	468,729	941,412

Capital expenditure commitments	39,084	—	—	—	—	39,084
Other liabilities	10,767	4,922	1,441	6,116	3,932	27,178
	274,350	47,901	188,535	24,227	472,661	1,007,674

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Market risk

Market risk includes currency and price risk.

The Company’s operations in foreign countries are subject to currency fluctuations and such fluctuations may materially affect the Company’s financial position and results. The Company reports its financial results in United States dollars and incurs expenses in European euros, CFA francs, Namibian dollars, South African rand, Philippine pesos, Canadian dollars and Colombian pesos. As these exchange rates fluctuate against the United States dollar, the Company will experience foreign exchange gains and losses.

The Company also holds cash and cash equivalents that are denominated in non-United States dollar currencies which are subject to currency risk. As at December 31, 2025, $291 million of the Company’s $380 million in cash and cash equivalents was held in United States dollars. A 10% movement in foreign exchange rates versus the United States dollar would result in approximately a $8 million change in the Company’s cash position.

The Company holds long‑term investments in publicly traded mining companies and is exposed to fluctuations in the market prices of these securities. Changes in equity prices may result from commodity‑price movements, market sentiment, operational developments of the investee companies, and broader economic conditions. These investments are measured at FVOCI and classified as Level 1 in the fair value hierarchy. A 10% change in the quoted market prices of these investments at the reporting date would result in a corresponding change in fair value of approximately $28 million.

The Company maintains a portfolio of fuel and gold derivatives that are measured at FVTPL. A 10% change in the forward price of fuel would result in a $5 million change in the value of the fuel derivative portfolio. A $100 per ounce change in the forward price of gold would result in a $20 million change in the value of the gold derivative portfolio excluding the impact on the Company's gold stream obligation (Note 18).

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

21Income and other taxes

Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to earnings from operations before taxes. These differences result from the following items:

	2025	2024
	$	$

Income (loss) from operations before taxes	976,799	(309,224)
Canadian federal and provincial income tax rates	27.00%	27.00%
Income tax expense at statutory rates	263,736	(83,490)

Increase (decrease) attributable to:
Losses and tax bases for which no tax benefit has been recorded	130,186	26,479
Effects of different foreign statutory tax rates	136,558	40,141
Withholding and other taxes	118,526	29,423
Change due to foreign exchange	(63,457)	29,894
Benefit of optional tax incentives	(41,382)	(21,625)
Non-deductible expenditures	31,340	11,340
Use of losses and temporary differences not previously recognised	(45,548)	—
Future withholding tax expense (recovery)	14,117	(2,699)
Change in income tax rates	4,000	(8,884)
Change in accruals for tax audits and settlement of income tax and customs assessments (Note 9)	2,279	67,352
Change in non-taxable portions of gains	(963)	807
Amounts under provided for in prior years	708	1,193
Benefit not recorded on impairment losses	—	227,498
Income tax expense	550,100	317,429

Current income tax, withholding and other taxes	694,650	319,726
Deferred income tax recovery	(144,550)	(2,297)
Income tax expense	550,100	317,429

Included in current income tax expense for the year ended December 31, 2025, is $117 million (2024 - $26 million), related to the State of Mali's 20% priority dividend on its free carried interest in the Fekola Mine. This priority dividend is accounted for as an income tax in accordance with IAS 12, Income Taxes.

Total provision for tax disputes recognized are as follows:

	2025	2024
	$	$

Opening balance	—	10,799
Additions	1,594	—
Reductions	—	(10,799)
Closing balance	1,594	—

During the year ended December 31, 2025, the Company recorded a deferred tax expense of $14 million (2024 - recovery of $3 million) related to future withholding tax expected to be incurred on retained earnings the Company is planning to repatriate from its foreign subsidiaries in the foreseeable future. The Company's foreign subsidiaries continue to have earnings in excess of their expected needs for reinvestment. The deferred tax expense will eventually be a current tax expense as dividends from foreign subsidiaries and the associated withholding taxes are paid.

Deferred tax liabilities of approximately $119 million (2024 – $134 million) have not been recognized on the repatriation of earnings from foreign subsidiaries where the Company controls the timing of the reversal of the temporary differences but it is probable that such differences will not reverse in the foreseeable future.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Total income tax expense (recovery) attributable to geographical jurisdiction is as follows:

	2025	2024
	$	$

Mali	310,390	176,094
Namibia	157,007	85,828
Philippines	112,566	55,838
Canada	(29,249)	(713)
Other	(614)	382
	550,100	317,429

The composition of the Company’s net deferred income tax (liabilities) assets and deferred tax expense (recovery) is as follows:

	Deferred tax (liabilities)/assets		Deferred income tax expense/(recovery)
	As at December 31, 2025	As at December 31, 2024	2025	2024
	$	$	$	$

Operating loss carry-forwards	84,196	2,033	(82,163)	7,280
Current assets and liabilities	38,233	(5,304)	(43,537)	3,862
Mining interests	(120,060)	(150,161)	(30,101)	(2,245)
Mine restoration provisions	17,234	15,413	(1,821)	(909)
Long term debt	(20,490)	—	20,490	—
Future withholding tax	(49,966)	(35,849)	14,117	(2,699)
Unrealized gains	(24,050)	—	24,050	(10,127)
Deferred tax charged to equity	—	—	(49,715)	(856)
Other	—	4,130	4,130	3,397
	(74,903)	(169,738)	(144,550)	(2,297)

Represented on the balance sheet as:

	2025	2024
	$	$

Deferred tax asset	(76,440)	—
Deferred tax liability	151,343	169,738
Balance, end of year	74,903	169,738

The Company has the following unrecognized deferred tax assets:

	2025	2024
	$	$

Capital and non-capital tax losses	254,045	175,765
Gold stream and derivative financial instruments	106,370
Mining interests and other	68,239	153,892
Mine restoration provisions	18,057	10,423
Other liabilities	8,692	2,401
Current assets	2,100	868
	457,503	343,349

The Company has not recognized potential deferred tax assets of $458 million (2024 - $343 million) as it is not probable that future taxable profits will be available against which the Company can utilize the potential deferred tax assets.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

The change for the year in the Company’s net deferred tax liability was as follows:

	2025	2024
	$	$

Balance, beginning of year	169,738	171,179
Deferred income tax recovery charged to statement of operations	(144,550)	(2,297)
Deferred income tax liability charged to equity	24,943	—
Deferred income tax expense charged to equity	24,772	856
Balance, end of year	74,903	169,738

At December 31, 2025, the Company had non-capital tax losses which are not recognized as deferred tax assets. The Company recognizes the tax benefit of the non-capital tax losses only to the extent of anticipated future taxable income that can be reduced by non-capital tax losses. The gross amount of the non-capital tax losses for which a tax benefit has not been recorded are $1,159 million (2024 - $577 million) in Canada which expire between 2027 and 2045, and $102 million (2024 - $110 million) in Colombia of which $101 million does not expire.

At December 31, 2025 the Company had capital losses in Canada of $9 million which have no expiry date and can be applied against future capital gains. No deferred income tax asset has been recorded with respect to these losses. On March 4, 2024, the Company received Notices of Reassessment relating to the denial of capital losses realized by B2Gold in respect of certain internal reorganizations undertaken in the 2016 taxation year. The reassessments do not result in any income taxes payable but would reduce the Company's net capital loss carry-forward balances and non-capital loss carry-forward balances (due to the deduction of a portion of the capital losses in subsequent taxation years). The Company has disputed the reassessments. Should the Company be successful in its dispute, non-capital losses would increase by $71 million and capital losses would increase by $295 million for which no deferred tax asset has been recognized as at December 31, 2025.

During the year ended December 31, 2025 the Company paid $502 million (2024 - $360 million) of current income tax, withholding and other taxes in cash.

Pillar Two Global Minimum Tax

In June 2024, Canada enacted the Global Minimum Tax Act that was developed within the framework of the OECD’s Pillar Two global minimum tax regime, effective January 1, 2024. As Pillar Two legislation has been enacted or substantively enacted in certain jurisdictions in which the Company operates, the legislation is effective for the Company's financial year beginning January 1, 2024.

Beginning January 1, 2024, the Company performs an assessment on a quarterly basis of its potential exposure to Pillar Two income taxes. This assessment is based on the most recent information available regarding the financial performance of the constituent entities of the consolidated group. Based on the assessment performed to date, the Company has not accrued any Pillar Two top-up taxes for the years ended December 31, 2024 and December 31, 2025.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

22Supplementary cash flow information

Supplementary disclosure of cash flow information is provided in the table below:

Non-cash (credits) charges:

	2025	2024
	$	$

Depreciation and depletion	440,831	367,408
Unrealized losses on derivative instruments (Note 17)	236,087	2,630
Deferred income tax recovery (Note 21)	(144,550)	(2,297)
Change in fair value of gold stream (Note 18)	118,364	26,825
Non-cash interest and financing expense	37,702	34,848
Add back of realized loss on derivative instruments	36,846	—
Share-based payments (Note 14)	22,935	24,343
Non-recoverable input taxes	12,516	9,684
Non-cash community relations expense	7,291	—
Loss on sale of fixed assets (Note 16)	6,257	1,198
Write-down of mining interests (Note 9)	5,118	636
Impairment of long-lived assets (Note 9)	—	876,376
Gain on sale of mining interests (Note 9)	—	(56,115)
Gain on sale of shares in associate (Note 10)	—	(16,822)
Loss on dilution of associate (Note 10)	—	8,984
Other	26,285	11,406
	805,682	1,289,104

Changes in non-cash working capital:

	2025	2024
	$	$

Receivables, prepaids and other	(12,675)	(215)
Value-added and other tax receivables	(2,373)	(2,204)
Inventories	(83,633)	(130,339)
Accounts payable and accrued liabilities	69,042	(1,237)
Current income and other taxes payable	219,525	(21,184)
	189,886	(155,179)

Other exploration:

	2025	2024
	$	$

Fekola Mine, exploration	(609)	(4,428)
Masbate Mine, exploration	(2,639)	(3,649)
Otjikoto Mine, exploration	(8,133)	(7,825)
Goose Mine, exploration	(24,635)	(28,864)
Back River Regional, exploration	(10,685)	(439)
Finland Properties, exploration	(1,472)	(3,079)
Fekola Regional, exploration	(1,319)	(2,428)
Other	(1,187)	(1,917)
	(50,679)	(52,629)

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

Non-cash investing and financing activities:

	2025	2024
	$	$

Interest capitalized to construction of qualifying assets	54,989	30,008
Change in current liabilities relating to mining interest expenditures	(50,717)	(8,625)
Change in current liabilities relating to deferred financing costs	(4,059)	4,059
Foreign exchange (losses) gains on Fekola equipment loan facility	(2,691)	545
Share-based payments, capitalized to mining interests	1,392	1,129
Interest on loan to non-controlling interest	—	2,801
Share consideration received on sale of mining interests (Notes 9)	—	81,433

23Compensation of key management

Key management includes the Company’s directors, members of the Executive Committee and members of Senior Management. Compensation to key management consisted of:

	2025	2024
	$	$

Salaries and short-term employee benefits	5,926	6,357
Share-based payments	11,816	13,793
	17,742	20,150

24Production costs by nature

	2025	2024
	$	$

Raw materials and consumables	519,075	491,855
Salaries and employee benefits	168,805	134,938
Contractors	142,619	92,225
Other	79,171	51,756
Change in inventories	(16,532)	4,444
Capitalized to mining interests	(147,692)	(93,390)
	745,446	681,828

Salaries and employee benefits expense included in general and administrative costs were $30 million for the year ended December 31, 2025 (2024 - $29 million).

25Segmented information

The Company’s reportable operating segments for 2025 include its mining operations and development projects, namely the Fekola, Masbate, Otjikoto and the Goose mines. It also includes the Fekola Regional properties which are in the exploration & evaluation stage. The Fekola Regional segment includes the Anaconda Area (the combined Menankoto permit) and the Dandoko permit. The Other Mineral Properties segment consists of the Company’s interests in mineral properties which are at various stages of exploration and evaluation, including the Company's interest in the Gramalote Project, as well as the Company's equity accounting for its investment in associates. The “Corporate and Other” segment includes corporate operations.

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

The Company’s segments are summarized in the following tables:

	2025
	Fekola Mine	Fekola Regional	Masbate Mine	Otjikoto Mine	Goose Mine	Other Mineral Properties	Corporate & Other	Total
	$	$	$	$	$	$	$	$

External gold revenue	1,743,698	—	402,761	623,477	2,510	—	288,792	3,061,238
Intersegment gold revenue			284,490	61,592	163,141		(509,223)	—
Production costs	408,105	—	162,484	130,327	44,530	—	—	745,446
Depreciation & depletion	217,269	531	92,797	110,747	19,487	—	2,281	443,112
Write-down of mining interests	—	—	—	—	—	5,118	—	5,118
Current income tax, withholding and other taxes	380,470	1,609	117,886	194,685	—	—	—	694,650
Net income (loss)	490,309	(4,286)	264,230	247,238	80,037	(7,971)	(642,858)	426,699
Capital expenditures	223,279	22,180	43,896	32,137	496,088	45,248	241	863,069
Total assets	1,532,603	211,893	734,576	310,808	2,286,395	381,917	421,124	5,879,316

	2024
	Fekola Mine	Fekola Regional	Masbate Mine	Otjikoto Mine	Goose Mine	Other Mineral Properties	Corporate & Other	Total
	$	$	$	$	$	$	$	$

External gold revenue	951,676	—	464,141	486,213	—	—	—	1,902,030
Production costs	384,221	—	161,462	136,145	—	—	—	681,828
Depreciation & depletion	162,011	1,986	83,352	116,289	3,770	—	2,153	369,561
Impairment of long-lived assets	162,673	52,543	—	—	661,160	—	—	876,376
Write-down of mining interests	—	—	—	—	—	636	—	636
Current income tax, withholding and other taxes	154,415	46	55,840	109,282	48	—	95	319,726
Net (loss) income	(76,859)	(68,728)	112,930	122,454	(663,781)	(1,827)	(50,842)	(626,653)
Capital expenditures	262,204	19,289	33,412	36,667	544,255	22,568	1,308	919,703
Total assets	1,368,733	187,484	769,617	355,551	1,607,392	328,717	196,504	4,813,998

The Company’s mining interests are located in the following geographical locations:

	2025	2024
	$	$
Mining interests
Canada	1,950,116	1,445,143
Mali	1,105,803	1,066,748
Philippines	431,312	480,570
Namibia	128,392	182,758
Colombia	106,703	74,875
Finland	37,505	36,033
Other	506	5,308
	3,760,337	3,291,435

B2GOLD CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(All tabular amounts are in thousands of United States dollars unless otherwise stated)

26Commitments

As at December 31, 2025, the Company had the following commitments (in addition to those disclosed elsewhere in these financial statements):

•For payments of $19 million for mobile equipment purchases and rebuilds and $1 million for other capital projects at the Fekola Mine, all of which is expected to be incurred in 2026.
•For payments of $5 million for mobile equipment purchases, $5 million related to mill and process plant optimization and $4 million related to infrastructure upgrades at the Goose Mine, all of which is expected to be incurred in 2026.
•For payments of $5 million for mobile equipment purchases at the Masbate Mine, all of which is expected to be incurred in 2026.